As filed with the Securities and Exchange Commission on October 12, 2006
                                                     Registration No. 333_______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    under the
                             SECURITIES ACT OF 1933

                             NORTHERN ETHANOL, INC.
                 (Name of small business issuer in its charter)

          Delaware                       2869                 34-2033194
          --------                       ----                 ----------
  (State or jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)Classification Code Number) Identification Number)

                             Northern Ethanol, Inc.
                              193 King Street East
                                    Suite 300
                        Toronto, Ontario, M5A 1J5, Canada
                             (416) 366-5511
                             --------------
              (Address and telephone number of principal executive
                    offices and principal place of business)


                          Gordon Laschinger, President
                             Northern Ethanol, Inc.
                              193 King Street East
                                    Suite 300
                        Toronto, Ontario, M5A 1J5, Canada
                                 (416) 366-5511
                                 --------------
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                             Andrew I. Telsey, Esq.
                             Andrew I. Telsey, P.C.
                             12835 E. Arapahoe Road
                             Tower I Penthouse #803
                            Englewood, Colorado 80112
                                 (303) 768-9221
                               (303) 768-9224 FAX

                  Approximate date of proposed sale to public:
   As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         Calculation of Registration Fee

                                            Proposed Maximum    Proposed Maximum
  Title of Each Class of     Amount to be  Offering Price Per  Aggregate Offering     Amount of
Securities to be Registered   Registered        Share (1)           Price (1)      Registration Fee
---------------------------   ----------        ---------           ---------      ----------------
Common Stock, $.001 par
value per share ...........  4,271,500(2)         $1.00            $4,271,500          $457.05

TOTAL .....................  4,271,500            $1.00            $4,271,500          $457.05

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

(2) Represents the number of shares of Common Stock issued to the selling stockholders pursuant to our August 2006 private placement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  Subject to Completion, dated __________, 2006

                                                                     PRELIMINARY
                                                                      PROSPECTUS

                             Northern Ethanol, Inc.

                                  Common Stock
                                4,271,500 Shares


This Prospectus relates to the resale by the selling stockholders (the "Selling Stockholders") of 4,271,500 shares of our common stock (the "Common Stock" or the "Securities"). The Selling Stockholders may sell Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of Common Stock in this Offering. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders.

Our Common Stock is not currently listed for trading on any exchange. We intend to cause an application to be filed on our behalf to list our Common Stock for trading on the OTC Bulletin Board (the "OTCBB"). There can be no assurances that our Common Stock will be approved for trading on the OTCBB, or any other trading exchange.

Investing in these Securities involves significant risks. Investors should not buy these Securities unless they can afford to lose their entire investment.

                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the registration statement that was filed by Northern Ethanol, Inc. with the Securities and Exchange Commission. The Selling Stockholders may not sell these Securities until the registration statement becomes effective. This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


              The date of this Prospectus is [_____________], 200__

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................3
ABOUT THE OFFERING.............................................................4
RECENT DEVELOPMENTS............................................................4
SUMMARY FINANCIAL DATA.........................................................5
RISK FACTORS...................................................................6
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS....................................14
USE OF PROCEEDS...............................................................14
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................15
DESCRIPTION OF BUSINESS.......................................................20
MANAGEMENT....................................................................31
EXECUTIVE COMPENSATION........................................................33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................35
DESCRIPTION OF SECURITIES.....................................................37
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
         FOR SECURITIES ACT LIABILITIES.......................................37
SELLING STOCKHOLDERS..........................................................38
PLAN OF DISTRIBUTION..........................................................40
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.................................43
LEGAL MATTERS.................................................................43
EXPERTS.......................................................................43
AVAILABLE INFORMATION.........................................................44
FINANCIAL STATEMENT INDEX....................................................F-1

                               PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. In this Prospectus, the terms "Northern," "Company," "we," "us" and "our" refer to Northern Ethanol, Inc. and its operating subsidiaries.

We were incorporated as "Beaconsfield I, Inc." in the State of Delaware on November 29, 2004, to pursue a business combination. In July 2006, the holders of a majority of our then issued and outstanding Common Stock approved an amendment to our Certificate of Incorporation wherein we did change our name to "Northern Ethanol, Inc." to better reflect our current business plan that is described below. We are currently considered a "development stage" company.

                             NORTHERN ETHANOL, INC.

As of the date of this Prospectus, we have begun active negotiations with various parties to facilitate our entry into the business of manufacturing fuel ethanol for sale to oil refiners and other users. We have secured or are in advanced stages of securing sites to build ethanol processing facilities at two locations in Ontario, Canada (our Barrie and Sarnia plants), and one location in upper New York State for total planned production capacity of 300 million gallons per annum. Each of these locations will be the site for a state-of-the-art corn based ethanol processing facility. We have also contracted with third parties to provide brokerage services for our proposed Barrie and Sarnia ethanol plants upon the opening of such plants and to provide us with consulting services in the development of our ethanol plants.

Our principal executive offices are located at 193 King Street East, Suite 300, Toronto, Ontario, M5A 1J5, Canada, telephone: (416) 366-5511. For more information on us, prospective investors are encouraged to review the filings available with the Securities and Exchange Commission at www.sec.gov. All prospective investors are invited to visit our website at
www.northern-ethanol.com. Prospective investors should be aware that the information contained on our website is not a part of this Prospectus. Investors should rely only upon the information contained herein.

                               ABOUT THE OFFERING


Common Stock Offered                4,271,500 shares.   This  number  represents
by Selling Shareholders.............approximately  4%  of  the total  number  of shares outstanding following this Offering.

Common Stock Outstanding
After the Offering..................104,421,500 shares.


Use of Proceeds.....................We will  not  receive any proceeds  from the sale of the Common Stock.


                               RECENT DEVELOPMENTS

In April 2006, we adopted a revised business plan for the purpose of developing three (3) ethanol plants. In conjunction with the adoption of this new business plan, we retained new management, including Messrs. Gordon Laschinger, our Chief Executive Officer and President, and Ciaran Griffin, our Chief Financial
Officer. In July 2006, Mr. Steven Reader agreed to become our Chief Operating Officer. In September 2006, we completed the restructuring of our management by restructuring our current Board of Directors. See "MANAGEMENT."

On April 20, 2006 we executed a 25 year lease, with an option to renew for 20 years, on property located in Barrie, Canada, that will be the location of our Barrie ethanol plant. In addition, on July 4, 2006, we executed a Letter of Intent to acquire a 99 year lease on a brownfield site in Sarnia, Canada to host a 100 million gallon ethanol production facility. The site comprises approximately 40 acres and is part of an existing site of a multinational chemical company.

In July 2006, we engaged in a forward split of our Common Stock whereby we issued ten (10) shares of our Common Stock for every one (1) share then issued and outstanding. All references in this Prospectus to our issued and outstanding Common Stock are provided on a post-forward split basis, unless otherwise indicated.

Following the aforesaid forward stock split we commenced a private offering of our Common Stock. This offering was successfully closed in September 2006. We sold an aggregate of 4,271,500 shares of our Common Stock to 49 "accredited investors" (as that term is defined in both the Canadian and U.S. securities laws) at a price of $1.00 per share and received aggregate net proceeds of $4,021,500 therefrom. Two of these investors are residents of the United States, with the balance residents of Canada. The proceeds derived from this offering are to be utilized for the preliminary work relating to development of two ethanol plants to be located in Canada and one in Upper New York State, as well as for working capital. We will require additional funds in order to implement our business plan described herein.

Effective July 24, 2006, we entered into a Project Development Agreement (the "Delta-Barrie Agreement") with Delta-T Corporation, Williamsburg, Virginia ("Delta"), wherein Delta shall provide us professional advice, business and technical information, design and engineering and related services in order to assist us in assembling all of the information, permits, agreements and resources necessary for construction of an ethanol plant having the capacity to produce 100 million gallons per year in Barrie, Ontario, Canada (the "Plant"). We paid Delta the sum of $100,000 for their services.

In September 2006, we entered into a similar agreement with Delta relating to our proposed Sarnia ethanol plant (the "Delta-Sarnia Agreement") and paid Delta an initial amount of $70,000, with the balance of $30,000 due upon issuance of an air permit by the Province of Ontario. References to the Delta-Barrie Agreement and Delta-Sarnia Agreement are hereinafter jointly referred to as the "Delta Agreements," unless otherwise indicated.

The Delta Agreements provides for Delta to assist us in the development and analysis of the feasibility of each of the respective Plants, including location, operating costs, Plant specifications, compliance with environmental issues, product marketing, industry economics, technical and other assistance. The relationship between Delta and us is deemed exclusive during the term of the Delta Agreements and it is anticipated that the parties shall enter into a definitive, turnkey, engineering, procurement and construction agreement for each of the Plants. We have granted Delta a right of first refusal in this regard. The term of the Delta Agreements is five (5) years for each agreement.


                             SUMMARY FINANCIAL DATA

Selected Financial Data

The following summary of our financial information for the year ended December 31, 2005, and the period from inception (November 29, 2004) through June 30, 2006, has been derived from, and should be read in conjunction with, our audited financial statements included elsewhere in this Prospectus. The summary of our financial information for the six month periods ended June 30, 2006 and 2005 has been derived from, and should be read in conjunction with, our unaudited financial statements also included elsewhere in this Prospectus.

                                                                                  Period From
                                                                                   Inception
                                                                                (Nov. 29, 2004)
                                     Six Months Ended             Year Ended        Through
                                          June 30,                December 31,      June 30,
                               ------------------------------    -------------   -------------
Statement of operations:            2006             2005             2005            2006
                               -------------    -------------    -------------   -------------
                                (unaudited)      (unaudited)
                               -------------    -------------
Net revenues                   $           0    $           0    $           0   $           0
Gross profit                   $           0    $           0    $           0   $           0
Total operating expenses       $     931,115    $       5,279    $      27,765   $     962,588
Loss from operations           $    (931,115)   $      (5,279)   $     (27,765)  $    (962,588)
Other expense                  $      (5,287)   $           0    $           0   $      (5,287)
Income tax benefit (expense)   $          (0)   $           0    $           0   $           0
                               -------------    -------------    -------------   -------------
Net loss                       $    (936,402)   $      (5,279)   $     (27,765)  $    (967,875)
                               =============    =============    =============   =============
Net income per share -
           diluted             $       (0.01)   $       (0.00)   $       (0.00)  $       (0.00)
                               =============    =============    =============   =============
Weighted common shares
           outstanding           101,097,790(1)   101,500,000(1)   101,500,000(1)  101,097,790(1)
                               =============    =============    =============   =============

                                       5

--------------------------

(1) Post forward split. Effective July 3, 2006, the Company's shareholders approved an increase in the authorized capital stock of the Company from 80,000,000 shares of $0.0001 par value stock to 350,000,000 shares of authorized capital stock, consisting of 250,000,000 shares of Common Stock having a par value of $0.0001 per share, and 100,000,000 shares of Preferred Stock, having a par value of $0.0001 per share. On July 5, 2006, the Company effected a 10 for one split of its Common Stock to holders of record on that date. Throughout this Prospectus, Common Stock amounts have been adjusted to reflect this change on a retroactive basis.

     Balance Sheet:                                December      December
                                  June 30, 2006    31, 2005      31, 2004
                                   -----------   -----------   -----------
                                   (unaudited)
      Cash                         $   101,479   $    13,390   $    37,515
      Current assets               $ 1,159,068   $    23,640   $    47,015
      Total assets                 $18,075,644   $    23,640   $    47,015
      Current liabilities          $    79,032   $     5,098   $       708
      Total liabilities            $16,840,597   $     5,098   $       708
      Total stockholders' equity   $ 1,235,047   $    18,542   $    46,307


                                  RISK FACTORS

An investment in our Common Stock is a risky investment. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing shares of our Common Stock offered hereby. We believe that we have included all material risks.

Risks Related to our Proposed Operations

We have incurred losses in the past and expect to incur greater losses until our
--------------------------------------------------------------------------------
ethanol production begins.
--------------------------

As of June 30, 2006 and December 31, 2005, we had an accumulated deficit of $967,875 and $31,473, respectively. For the six months ended June 30, 2006, and for the year ended December 31, 2005, we incurred net losses of $936,402 and $27,765, respectively. We expect to incur significantly greater losses at least until the completion of our initial ethanol production facility in Barrie, Ontario. We estimate that the earliest completion date of this facility and, as a result, our earliest date of ethanol production will not occur until the middle of 2008. Until then we expect to rely on debt and equity financing to fund all of the cash requirements of our business. If our net losses continue, we will experience negative cash flow which may hamper current operations and may prevent us from expanding our business. We may be unable to attain, sustain or increase profitability on a quarterly or annual basis in the future.

Our revenue will be derived primarily from sales of ethanol.
------------------------------------------------------------

Ethanol competes with other existing products and other alternative products could also be developed for use as fuel additives. We expect to be completely focused on the production and marketing of ethanol and its co-products for the foreseeable future. We may be unable to shift our business focus away from the production and marketing of ethanol to other renewable fuels or competing products. Accordingly, an industry shift away from ethanol or the emergence of new competing products may reduce the demand for ethanol. A downturn in the demand for ethanol would significantly and adversely affect our sales and profitability.

In  order  to  complete  the  construction  of our  planned  ethanol  production
--------------------------------------------------------------------------------
facilities, we will require significant additional funding.
-----------------------------------------------------------

We anticipate that we will need to raise approximately $372.5 million in equity and/or debt financing to complete construction of our first ethanol production facilities in Barrie and Sarnia, Ontario. In July 2006, we commenced a private offering of our Common Stock whereby we issued 4,271,500 shares of our Common Stock at a price of $1.00 per share and received net proceeds of $4,021,500 therefrom. We have no contracts with, or binding commitments from, any investment banker, bank, lender or financial institution for the balance of the capital required. We may not be able to obtain any funding from one or more investors or lenders, or if funding is obtained, that it will be on terms that we have anticipated or that are otherwise acceptable to us. If we are unable to secure adequate financing, or financing on acceptable terms is unavailable for any reason, we may be forced to abandon our construction of one or more, or even all, of our planned ethanol production facilities.

We plan to fund a substantial  majority of the construction costs of our planned
--------------------------------------------------------------------------------
ethanol  production  facilities  through the issuance of a significant amount of
--------------------------------------------------------------------------------
debt.
-----

As a result, our capital structure will be highly leveraged. Our debt levels and debt service requirements could have important consequences which could reduce the value of your investment, including:

     o limiting our ability to borrow additional amounts for operating capital or other purposes and causing us to be able to borrow additional funds only on unfavorable terms;

     o reducing funds available for operations and distributions because a substantial portion of our cash flow will be used to pay interest and principal on our debt;

     o    making us vulnerable to increases in prevailing interest rates;

     o    placing  us  at  a   competitive   disadvantage   because  we  may  be
          substantially more leveraged than some of our competitors;

     o subjecting all or substantially all of our assets to liens, which means that there may be no assets left for our stockholders in the event of a liquidation; and

     o limiting our ability to adjust to changing market conditions, which could increase our vulnerability to a downturn in our business or general economic conditions.

If cash flow from operations are insufficient to pay our debt service obligations it is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt on substantially less favorable terms. In the event that we are unable to refinance all or a portion of our debt or raise funds through asset sales, sales of equity or otherwise, we may be forced to liquidate and you could lose your entire investment.

Our success depends,  to a significant  extent,  upon the continued  services of
--------------------------------------------------------------------------------
Gordon Laschinger, who is our President and Chief Executive Officer.
--------------------------------------------------------------------

Mr. Laschinger has developed key personal relationships with our expected suppliers and customers. We greatly rely on these relationships in the conduct of our operations and the execution of our business strategies. The loss of Mr. Laschinger could, therefore, result in the loss of our favorable relationships with one or more of our suppliers and customers. Although we have entered into an employment agreement with Mr. Laschinger, that agreement is of limited duration and is subject to early termination by Mr. Laschinger under certain circumstances. In addition, we do not maintain "key person" life insurance covering Mr. Laschinger or any other executive officer. The loss of Mr. Laschinger could also significantly delay or prevent the achievement of our business objectives.

The ethanol production and marketing industry is extremely competitive.
-----------------------------------------------------------------------

Many of our significant competitors in the ethanol production and marketing industry, such as Archer-Daniels-Midland Company, or ADM, have substantially greater production, financial, research and development, personnel and marketing resources than we do. In addition, we are not currently producing any ethanol. As a result, our competitors, who are presently producing ethanol, may have greater relative present and future advantages resulting from greater capital resources and operating history. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period of time than we could. Our lack of resources relative to many of our significant competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and cause a decline in our market share, sales and profitability.

Our strategy  envisions a period of rapid  growth that may impose a  significant
--------------------------------------------------------------------------------
burden on our administrative and operational resources.
-------------------------------------------------------

The growth of our business, and in particular, the completion of construction of our planned ethanol production facilities, will require significant investments of capital and management's close attention. Our ability to effectively manage our growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management, technicians and other personnel. We may be unable to do so. In addition, our failure to successfully manage our growth could result in our sales not increasing commensurately with our capital investments. If we are unable to successfully manage our growth, we may be unable to achieve our goals. Should we become involved in reselling ethanol, we anticipate that our purchases and sales of ethanol may not always match with sales and purchases of ethanol at prevailing market prices. We may commit from time to time to the sale of ethanol to our customers without corresponding and commensurate commitments for the supply of ethanol from our suppliers that subject us to the risk of an increase in the price of ethanol. We may also commit from time to time to the purchase of ethanol from our suppliers without corresponding and commensurate commitments for the purchase of ethanol by our customers, which subjects us to the risk of a decline in the price of ethanol.

In addition, we may increase inventory levels in anticipation of rising ethanol prices and decrease inventory levels in anticipation of declining ethanol prices. As a result, we are subject to the risk of ethanol prices moving in unanticipated directions, which could result in declining or even negative gross profit margins for this segment of our business. Accordingly, this segment of our business would be subject to fluctuations in the price of ethanol and these fluctuations may result in lower or even negative gross margins and which could materially and adversely affect our profitability.

We cannot rely on long-term  ethanol  orders or commitments by our customers for
--------------------------------------------------------------------------------
protection  from the negative  financial  effects of a decline in the demand for
--------------------------------------------------------------------------------
ethanol.
--------

The limited certainty of ethanol orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Furthermore, because we expect to depend on a small number of customers for the vast majority of our sales, the magnitude of the ramifications of these risks is greater than if our sales were less concentrated within a larger number of customers. As a result of our lack of long-term ethanol orders and commitments, we may experience a rapid decline in our sales and profitability.

We have not conducted any significant business operations as yet and have been unprofitable to date. Accordingly, there is no prior operating history by which to evaluate the likelihood of our success or our contribution to our overall profitability. We may never complete construction of an ethanol production facility and commence significant operations or, if we do complete the construction of an ethanol production facility, it may not be successful in contributing positively to our profitability.

The market price of ethanol is dependent on many factors, including the price of
--------------------------------------------------------------------------------
gasoline, which is in turn dependent on the price of petroleum.
---------------------------------------------------------------

Petroleum prices are highly volatile and difficult to forecast due to frequent changes in global politics and the world economy. The distribution of petroleum throughout the world is affected by incidents in unstable political environments, such as Iraq, Iran, Kuwait, Saudi Arabia, the former U.S.S.R. and other countries and regions. The industrialized world depends critically on oil from these areas, and any disruption or other reduction in oil supply can cause significant fluctuations in the prices of oil and gasoline.

We cannot predict the future price of oil or gasoline and may establish unprofitable prices for the sale of ethanol due to significant fluctuations in market prices. For example, the price of ethanol declined by approximately 25% from its 2004 average price per gallon in only five months from January 2005 through May 2005. In recent years, the prices of gasoline, petroleum and ethanol have all reached historically unprecedented high levels. If the prices of gasoline and petroleum decline, we believe that the demand for and price of ethanol may be adversely affected. Fluctuations in the market price of ethanol may cause our profitability to fluctuate significantly.

We believe that the production of ethanol is expanding rapidly. There are a number of new plants under construction and planned for construction, both inside and outside Ontario. We expect existing ethanol plants to expand by increasing production capacity and actual production. Increases in the demand for ethanol may not be commensurate with increasing supplies of ethanol. Thus, increased production of ethanol may lead to lower ethanol prices. The increased production of ethanol could also have other adverse effects. For example, increased ethanol production will lead to increased supplies of co-products from the production of ethanol, such as DDGS and CO2. Those increased supplies could lead to lower prices for those co-products. Also, the increased production of ethanol could result in increased demand for corn. This could result in higher prices for corn and cause higher ethanol production costs and, in the event that we are unable to pass increases in the price of corn to our customers, will result in lower profits. We cannot predict the future price of ethanol or DDGS. Any material decline in the price of ethanol, DDGS or CO2 will adversely affect our sales and profitability.

Our  business is subject to  extensive  regulation  by federal,  state and local
--------------------------------------------------------------------------------
governmental agencies.
----------------------

We cannot predict in what manner or to what extent governmental regulations will harm our business or the ethanol production and marketing industry in general. For example the recent energy bill signed into law by President Bush includes a national renewable fuels standard that requires refiners to blend a percentage of renewable fuels into gasoline. Similar regulations were recently introduced in Ontario. If changes in government regulations reduce the demand for ethanol, our sales and profitability may decline.

The fuel ethanol business benefits significantly from tax incentive policies and environmental regulations that favor the use of ethanol in motor fuel blends in the United States. Currently, a gasoline marketer that sells gasoline without ethanol must pay a federal tax of $0.18 per gallon compared to $0.13 per gallon for gasoline that is blended with 10% ethanol. Smaller credits are available for gasoline blended with lesser percentages of ethanol. The repeal or substantial modification of the federal excise tax exemption for ethanol-blended gasoline or, to a lesser extent, other federal or state policies and regulations that encourage the use of ethanol could have a detrimental effect on the ethanol production and marketing industry and materially and adversely affect our sales and profitability.

We will be subject to extensive air, water and other environmental regulations in connection with the construction and operation of our planned ethanol production facilities. The production of ethanol involves the emission of various airborne pollutants, including particulates, carbon monoxide, oxides of nitrogen and volatile organic compounds. We also may be required to obtain various other water-related permits, such as a water discharge permit and a storm-water discharge permit, a water withdrawal permit and a public water supply permit. If for any reason we are unable to obtain any of the required permits, construction costs for our planned ethanol production facilities are likely to increase. In addition, the facilities may not be fully constructed at all. It is also likely that operations at the facilities will be governed by other regulations. Compliance with regulations may be time-consuming and expensive and may delay or even prevent sales of ethanol in Ontario or in other jurisdictions.

The production and sale of ethanol is subject to regulation by agencies of the Federal Government, including, but not limited to, the Environmental Protection Agency in the U.S. as well as other agencies in each jurisdiction in which ethanol is produced, sold, stored or transported. Environmental laws and regulations that affect our operations, and that are expected to affect our planned operations, are extensive and have become progressively more stringent. Applicable laws and regulations are subject to change, which could be made retroactively.

Violations of environmental laws and regulations or permit conditions can result in substantial penalties, injunctive orders compelling installation of additional controls, civil and criminal sanctions, permit revocations and/or facility shutdowns. If significant unforeseen liabilities arise for corrective action or other compliance, our sales and profitability could be materially and adversely affected.

Delays in the  construction  of our planned  ethanol  production  facilities  or
--------------------------------------------------------------------------------
defects in materials and/or workmanship may occur.
--------------------------------------------------

Any defects could delay the commencement of operations of the facilities, or, if such defects are discovered after operations have commenced, could halt or discontinue operation of a particular facility indefinitely. In addition, construction projects often involve delays in obtaining permits and encounter delays due to weather conditions, fire, the provision of materials or labor or other events. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, provincial, state or local levels that result in policy change towards ethanol or our project in particular, could cause construction and operation delays. Any of these events may adversely affect our sales and profitability.

We may encounter hazardous conditions at or near each of our planned facility sites, including the Barrie site that may delay or prevent construction of a particular facility. If we encounter a hazardous condition at or near a site, work may be suspended and we may be required to correct the condition prior to continuing construction. The presence of a hazardous condition would likely delay construction of a particular facility and may require significant expenditure of resources to correct the condition. If we encounter any hazardous condition during construction, our sales and profitability may be adversely affected.

We have based our estimated capital resource needs on a preliminary design for an ethanol production facility in Barrie, Ontario. Based on this preliminary budget, we estimated that the construction cost of each of our facilities will be approximately $160 million with other related construction costs of approximately $25 million at each location. The estimated cost of these facilities is based on preliminary discussions and estimates, but the final construction cost of the facility may be significantly higher. Any significant increase in the final construction cost of the facility will adversely affect our profitability, liquidity and available capital resources.

The  production of ethanol  requires a  significant  amount of raw materials and
--------------------------------------------------------------------------------
energy, primarily corn, water, electricity and natural gas.
-----------------------------------------------------------

In particular, we estimate that our Barrie and Sarnia ethanol production facilities will require approximately 78 million bushels of corn each year and significant and uninterrupted supplies of water, electricity and natural gas. The prices of corn, electricity and natural gas have fluctuated significantly in the past and may fluctuate significantly in the future. In addition, droughts, severe winter weather and other problems may cause delays or interruptions of various durations in the delivery of corn to our facilities, reduce corn supplies and increase corn prices. Local water, electricity and gas utilities may not be able to reliably supply the water, electricity and natural gas that our Barrie and Sarnia facilities will need or may not be able to supply such resources on acceptable terms. In addition, if there is an interruption in the supply of water or energy for any reason, we may be required to halt ethanol production. We may not be able to successfully anticipate or mitigate
fluctuations   in  the  prices  of  raw   materials   and  energy   through  the
implementation of hedging and contracting techniques. Our hedging and contracting activities may not lower our prices of raw materials and energy, and in a period of declining raw materials or energy prices, these hedging and contracting strategies may result in our paying higher prices than our competitors. In addition, we may be unable to pass increases in the prices of raw materials and energy to our customers. Higher raw materials and energy prices will generally cause lower profit margins and may even result in losses. Accordingly, our sales and profitability may be significantly and adversely affected by the prices and supplies of raw materials and energy.

We may be exposed to  potential  risks  relating to our internal  controls  over
--------------------------------------------------------------------------------
financial  reporting and our ability to have those  controls  attested to by our
--------------------------------------------------------------------------------
independent auditors.
---------------------

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We have not yet been subject to these requirements. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls, as a required part of our annual report on Form 10-KSB beginning with our reports for the fiscal year ended December 31, 2007. A recent release from the SEC has indicated that newly public companies may be granted an additional year, after becoming public to demonstrate the effectiveness of their internal controls as required under SOX 404.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors.

In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

Risks Related to our Common Stock

There is no trading market for our Securities and there can be no assurance that
--------------------------------------------------------------------------------
such a market will develop in the future.
-----------------------------------------

We intend to undertake efforts to cause a market to develop in our Common Stock on the OTC Electronic Bulletin Board ("OTCBB") operated by the National Association of Securities Dealers, Inc. There is no assurance such a market will develop in the future or, if developed, that it will continue. In the absence of a public trading market, an investor may be unable to liquidate his investment in our Company.

Financial reporting requirements are complex and time sensitive.
----------------------------------------------------------------

If we are successful in listing our Common Stock for trading on the OTCBB, of which there can be no assurance, the OTCBB limits quotations to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. These limitations may be impediments to our quotation on the OTCBB. Because issuers whose securities are qualified for quotation on the OTCBB are required to file these reports with the Securities and Exchange Commission in a timely manner, the failure to do so may result in a suspension of trading or delisting from the OTCBB if and when our Common Stock is approved for trading, of which there can be no assurance.

If we are successful in listing our Common Stock for trading on the OTCBB, there
--------------------------------------------------------------------------------
are no automated systems for negotiating  trades on the OTCBB and it is possible
--------------------------------------------------------------------------------
for the price of a stock to go up or down  significantly  during a lapse of time
--------------------------------------------------------------------------------
between  placing a market order and its execution,  which may affect your trades
--------------------------------------------------------------------------------
in our Securities.
------------------

Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders, an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

If our stock trades below $5.00 per share and is quoted on the OTCBB,  our stock
--------------------------------------------------------------------------------
would be considered a "penny stock" which can adversely affect its liquidity.
-----------------------------------------------------------------------------

If and when trading commences and the trading price of our Common Stock is less than $5.00 per share, our Common Stock would be considered a "penny stock," and trading in our Common Stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

We do not  anticipate  payment  of  dividends,  and  investors  will  be  wholly
--------------------------------------------------------------------------------
dependent upon the market for the Common Stock to realize  economic benefit from
--------------------------------------------------------------------------------
their investment.
-----------------

As holders of our Securities, you will only be entitled to receive those dividends that are declared by our board of directors out of surplus. We do not expect to have surplus available for declaration of dividends in the foreseeable future. Indeed, there is no assurance that such surplus will ever materialize to permit payment of dividends to you as holders of the Securities. The board of directors will determine future dividend policy based upon our results of operations, financial condition, capital requirements, reserve needs and other circumstances.

Any  adverse  effect on the  market  price of our  Common  Stock  could  make it
--------------------------------------------------------------------------------
difficult for us to raise additional  capital through sales of equity securities
--------------------------------------------------------------------------------
at a time and at a price that we deem appropriate.
--------------------------------------------------

We intend to file a registration statement with the Securities and Exchange Commission to register shares of our Common Stock and thereafter, cause our Common Stock to be listed for trading on the OTCBB, or other exchange. If and when this registration statement is declared effective, holders of these shares will be permitted, subject to few limitations, to freely sell these shares of Common Stock. At that time, sales of substantial amounts of Common Stock, including shares issued upon the exercise of stock options or warrants, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock.

The market price of our Common Stock may fluctuate significantly in the future.
-------------------------------------------------------------------------------

If our Common Stock is approved for trading, of which there can be no assurance, the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

     o the volume and timing of the receipt of orders for ethanol from major customers;

     o    competitive pricing pressures;

     o our ability to produce, sell and deliver ethanol on a cost-effective and timely basis;

     o our inability to obtain construction, acquisition, capital equipment and/or working capital financing;

     o the introduction and announcement of one or more new alternatives to ethanol by our competitors;

     o    changing conditions in the ethanol and fuel markets;

     o    changes in market valuations of similar companies;

     o    stock market price and volume fluctuations generally;

     o    regulatory developments;

     o    fluctuations in our quarterly or annual operating results;

     o    additions or departures of key personnel; and

     o    future sales of our Common Stock or other securities.

Furthermore, adverse economic conditions in Ontario and other jurisdictions could have a negative impact on our results of operations. Demand for ethanol could also be adversely affected by a slow-down in overall demand for oxygenated and gasoline additive products. The levels of our ethanol production and purchases for resale will be based upon forecasted demand. Accordingly, any inaccuracy in forecasting anticipated revenues and expenses could adversely affect our business. Furthermore, we recognize revenues from ethanol sales at the time of delivery. The failure to receive anticipated orders or to complete delivery in any quarterly period could adversely affect our results of operations for that period. Quarterly results are not necessarily indicative of future performance for any particular period, and we may not experience revenue growth or profitability on a quarterly or an annual basis.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. In the past, securities class action litigation has often been brought against a company following periods of stock price volatility. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and our resources away from our business. Any of the risks described above could adversely affect our sales and profitability and also the price of our Common Stock.

Risks Related to the Offering

Provisions of our Certificate of Incorporation and Bylaws may delay or prevent a
--------------------------------------------------------------------------------
take-over that may not be in the best interests of our stockholders.
--------------------------------------------------------------------

Provisions of our Certificate of Incorporation, as amended, and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Delaware General Corporation Law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

In addition, our Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of Preferred Stock with such rights and preferences determined from time to time by our Board of Directors. No shares are currently outstanding. Our Board of Directors may, without stockholder approval, issue Preferred Stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock.

Our 5% or  greater  shareholders  have the  ability to  significantly  influence
--------------------------------------------------------------------------------
matters  requiring a shareholder  vote and other  shareholders  may not have the
--------------------------------------------------------------------------------
ability to influence corporate transactions.
--------------------------------------------

Currently, our existing 5% or greater shareholders in the aggregate beneficially own approximately 95% of our outstanding stock. Upon completion of this Offering, this group will continue to own approximately 95% of our outstanding stock. As a result, such persons, acting together, will have the ability to significantly influence the vote on all matters requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions.

This Prospectus permits Selling Stockholders to resell their shares. If a market
--------------------------------------------------------------------------------
develops in our Common Stock and these Selling Shareholders resell their shares,
--------------------------------------------------------------------------------
the market  price for our shares  may fall and  purchasers  of our shares may be
--------------------------------------------------------------------------------
unable to resell them.
----------------------

This Prospectus includes up to 4,271,500 shares being offered by existing stockholders. If a market does develop in our Common Stock and to the extent that these shares are sold into the market there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

We cannot predict whether we will  successfully  effectuate our current business
--------------------------------------------------------------------------------
plan. Each  prospective  purchaser is encouraged to carefully  analyze the risks
--------------------------------------------------------------------------------
and  merits  of  an  investment  in  our  Common  Stock  and  should  take  into
--------------------------------------------------------------------------------
consideration  when  making  such  analysis,  among  others,  the  Risk  Factors
--------------------------------------------------------------------------------
discussed above.
----------------


                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

We have made some statements in this Prospectus, including some under "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "DESCRIPTION OF BUSINESS" and elsewhere, which constitute forward-looking statements. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under "RISK FACTORS" and elsewhere in this Prospectus. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.


                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders.

                          MARKET FOR COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

As of the date of this Prospectus there is no market for our Common Stock. We expect to cause an application to be filed on our behalf to list our Common Stock for trading on the OTCBB. There can be no assurances that our Common Stock will be approved for listing on the OTCBB, or any other existing trading market. See "RISK FACTORS."

As of the date of this Prospectus there were 104,421,500 shares of our Common Stock outstanding.

As of the date of this Prospectus there were 59 stockholders of record of our Common Stock.

We have not paid cash dividends in the past, nor do we expect to pay cash dividends for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our business.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

     o    discuss our future expectations;

     o contain projections of our future results of operations or of our financial condition; and

     o    state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "RISK FACTORS" and "DESCRIPTION OF BUSINESS" and elsewhere in this Prospectus. See "RISK FACTORS."

Overview

We were incorporated as "Beaconsfield I, Inc." in the State of Delaware on November 29, 2004, to pursue a business combination. In April 2006, we attempted to change our name to "Northern Ethanol, Inc." by effecting a merger of a subsidiary company into Beaconsfield I, Inc. However, we were unable to accomplish our objectives in this regard. Subsequently, in July 2006, the holders of a majority of our then issued and outstanding Common Stock approved an amendment to our Certificate of Incorporation wherein we did change our name to "Northern Ethanol, Inc." to better reflect our current business plan that is described under "Plan of Operation" below. We are currently considered a "development stage" company.

Results of Operations

Comparison  of Results of Operations  for the  six-month  periods ended June 30,
--------------------------------------------------------------------------------
2006 and 2005
-------------

During the six-month period ended June 30, 2006, we did not generate any revenues. We do not expect to begin generating revenues until such time as the ethanol plants described below under "Plan of Operation" become operational.

During the six month period ended June 30, 2006, we incurred costs and expenses totaling $931,115, including $755,352 in salaries and benefits and $175,763 in general and administrative expense and occupancy cost. During the six-month period ended June 30, 2005, our total costs and expenses were $5,279. This significant increase in operating expenses was a direct result of our commencement of our new business plan, described below.

As a result, we incurred a net loss of $936,402 during the six month period ended June 30, 2006, compared to a net loss of $5,279 for the similar period ended June 30, 2005. Because we did not generate revenues during the six month period ended June 30, 2006, following is our Plan of Operation.

Plan of Operation

As of the date of this Prospectus we have begun entry into the business of manufacturing fuel ethanol for sale to oil refiners and other users. Our goal is to produce, market and sell ethanol and other renewable fuels in the Eastern United States and Canada. In this regard we have secured or are in advanced stages of securing sites to build ethanol processing facilities at two locations in Ontario, Canada (Barrie and Sarnia) and one location in upper New York State for total planned production capacity of 300 million gallons per annum. Each of these locations will be the site for a corn-based ethanol processing facility. The two facilities currently envisaged for Ontario are expected to be completed and operational over the next two years. The Upper New York State facility is expected to be operational one year later.

We have secured, or are in the advanced stages of securing, sites to build ethanol processing facilities at the following locations, in the capacities indicated:

     o Barrie, Ontario, Canada; 100 million gallons - The site has been obtained under a 25 year lease with two ten year renewal options. The lease allows us to utilize all existing site infrastructure and demolish or modify existing structures to optimize plant operations. The site is owned by an affiliate of one of our shareholders.

     o Sarnia, Ontario, Canada; 100 million gallons - This site comprises approximately 40 acres. We have entered into a non-binding letter of intent with the owner of this location that provides us with a 99 year lease with an annual rental payment of $10 (CN), plus payment by us of all real estate and property taxes and other operating expenses, including utilities. The terms are subject to our reaching an agreement for the owner to supply steam to our proposed plant for a minimum of 15 years. The proposed terms also include a right of first refusal for us to acquire this land at a price to be agreed in the future and also provides for us to receive $4 million (CN) as a tenant inducement to enter into a definitive agreement. This site is adjacent to a major rail line, has good highway access, access to the Great Lakes for shipping purposes and is fully zoned and serviced. As of the date of this Prospectus we are proceeding with the finalization of a lease incorporating the aforementioned provisions.

In addition, we are actively negotiating for the acquisition and development of a site at the following location:

     o New York State; 100 million gallons - This site is undergoing a comprehensive evaluation for a 100 million gallon facility and business terms of the site acquisition are currently under discussion.

Each of these locations will be the site for a state-of-the-art ethanol processing facility using corn as the feedstock. The Barrie location represents a conversion of an existing site from a former brewery. The Sarnia and Upstate New York locations represent new construction.

Effective July 24, 2006, we entered into a Project Development Agreement (the "Delta-Barrie Agreement") with Delta-T Corporation, Williamsburg, Virginia ("Delta"), wherein Delta shall provide us professional advice, business and technical information, design and engineering and related services in order to assist us in assembling all of the information, permits, agreements and resources necessary for construction of an ethanol plant having the capacity to produce 100 million gallons per year in Barrie, Ontario, Canada (the "Plant"). We paid Delta the sum of $100,000 for their services.

In September 2006, we entered into a similar agreement with Delta relating to our proposed Sarnia ethanol plant (the "Delta-Sarnia Agreement") and paid Delta an initial amount of $70,000, with the balance of $30,000 due upon issuance of an air permit by the Province of Ontario. References to the Delta-Barrie Agreement and Delta-Sarnia Agreement are hereinafter jointly referred to as the "Delta Agreements," unless otherwise indicated.

The Delta Agreements provides for Delta to assist us in the development and analysis of the feasibility of each of the respective Plants, including location, operating costs, Plant specifications, compliance with environmental issues, product marketing, industry economics, technical and other assistance. The relationship between Delta and us is deemed exclusive during the term of the Delta Agreements and it is anticipated that the parties shall enter into a definitive, turnkey, engineering, procurement and construction agreement for each of the Plants. We have granted Delta a right of first refusal in this regard. The term of the Delta Agreements is five (5) years for each agreement.

We will begin construction at each location as soon as we are able to secure all the necessary financing and permits to complete construction of the facility at such location. We expect this financing to take the form of both debt and equity. However, it is our intention to use leverage to the greatest extent feasible as is typical with larger energy infrastructure projects. To date, we have not obtained this required financing. However, in September 2006 we closed a private offering wherein we sold an aggregate of 4,271,500 shares of our Common Stock at a price of $1.00 per share and received aggregate net proceeds of $4,021,500 therefrom. See "Liquidity and Capital Resources" and "RISK FACTORS."

We were in negotiations to acquire an existing ethanol plant site in the Province of Quebec, Canada. We made a fully refundable deposit to the prospective sellers in the amount of $750,000 (US). In this regard, as of the date of this Prospectus, we have not been satisfied with the progress of these negotiations and have requested return of our deposit.

We are implementing a growth strategy by:

     o    Building state of the art processing plants;

     o    Negotiating stable long term contracts with key suppliers;

     o    Securing long term sales agreements;

     o    Pursuing acquisitions of existing ethanol producers; and

     o    Pursuing   acquisitions   and/or  strategic   alliances  with  ethanol
          technology companies.

We are committed to investing in the latest technology to ensure that the processing costs are as low as possible, and the outputs are of the highest quality. The initial locations have been chosen due to proximity to supply of corn, natural gas, and water and are well located for the transportation of inputs and products.

We have also entered into an agreement with Parrish & Heimbecker, Limited, a privately held grain merchant corporation ("P&H"), which owns and operates grain elevators and has extensive domestic and international experience in international grain origination and co-product merchandizing. We engaged them to source all of the corn required for the operation of the Barrie and Sarnia ethanol facilities at competitive prices. We expect they will assist us in negotiations with major corn suppliers to guarantee supply and price by committing to long-term purchase agreements or opportunistic purchases on the spot market when this can be done at favorable rates. P&H will manage the sale of our dried distiller grain by-product.

We are currently in the process of finalizing contracts covering the Barrie and Sarnia facilities with ECO Energy Inc., a privately held Tennessee corporation that provides ethanol marketing capability across North America ("ECO"). ECO is a fully integrated marketing company supported by an experienced sales force, a knowledgeable logistics and scheduling department, customer service, and an online computer system that we will be able to access to streamline all necessary correspondence for daily shipments and transportation transactions. We have engaged this marketing company to handle the sales and transportation logistics of our ethanol production.

The manner in which we intend to develop future sites beyond the initial aforementioned locations will depend on the nature of the opportunity, the respective needs of the parties involved, and ourselves. We have set up a separate subsidiary to own each ethanol plant. We may purchase assets outright, acquire an ownership interest in companies controlling key assets, or issue shares in the subsidiary company that controls the site to outside parties who control key assets.

It is likely that we will finance our participation in a business opportunity through the issuance of Common Stock or other securities and through the issuance of senior debt secured against the assets of each operating location.

In the case of cash acquisition, the transaction may be accomplished upon the sole determination of management without any vote or approval by stockholders. In the case of a statutory merger or consolidation directly involving us, it will likely be necessary to call a stockholders' meeting or otherwise obtain the approval of the holders of a majority of our outstanding shares. The necessity to obtain such stockholder approval may result in delay and additional expense in the consummation of any proposed transaction and may also give rise to certain appraisal rights to dissenting stockholders.

We plan to identify and exploit new technologies for reduced costs and greater manufacturing yields. For example, we are examining new technologies enabling the conversion of cellulose, which is generated predominantly from wood waste, paper waste and agricultural waste, into ethanol which would reduce or eliminate our dependency on corn as a primary feedstock while also helping local municipalities deal with ever increasing demands on their garbage disposal sites.

Liquidity and Capital Resources

At June 30, 2006, we had $101,479 in cash and cash equivalents.

In September 2006, we closed a private offering of our Common Stock whereby we sold an aggregate of 4,271,500 shares of our Common Stock at a price of $1.00 per share and received aggregate net proceeds of $4,021,500 therefrom. We intend to utilize the proceeds of this offering to cover the costs associated with planned construction of our Barrie facility until additional financing is obtained, as well as general and administrative expenses and for general working capital. Except as discussed below, we believe we have sufficient capital available to continue our operations over the next 12 months.

We intend to initially begin demolition of existing structures on the Barrie property that are not germane to our proposed operations at an estimated cost of approximately $1.2 million (US). Thereafter, we expect to commence construction at both the Barrie and Sarnia locations within the next 12 months. We estimate that we will require an additional $372 million in additional debt or equity capital to complete the construction and commissioning of these two facilities, and there are no assurances that we will be able to raise this capital when needed. However, while there are no definitive agreements in place as of the date of this Prospectus, we are currently engaged in various discussions with interested parties to provide these funds or otherwise enter into a strategic alliance to provide such funding. The inability to obtain sufficient funds from external sources when needed will have a material adverse affect on our implementation of our plan of operation, results of operations and financial condition.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material affect on our results of operations during the six-month period ended June 30, 2006.

Evaluation of disclosure controls and procedures.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules, regulations and related forms, and that such information is accumulated and communicated to the our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

As of June 30, 2006, we carried out an evaluation, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on this evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were effective.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.


                             DESCRIPTION OF BUSINESS

History

Northern Ethanol, Inc. ("we," "us," "our" or the "Company") was incorporated as "Beaconsfield I, Inc." in the State of Delaware on November 29, 2004. We were initially formed as a vehicle to pursue a business combination.

In April 2006 our then Board of Directors elected to change our business plan to the development and operation of ethanol plants in Canada and the Northeastern United States, with the goal of becoming a leading, low cost supplier of ethanol to the Ontario and Northeastern United States fuel market. In conjunction with the adoption of this new business plan, we retained new management, including Messrs. Gordon Laschinger, our Chief Executive Officer and President, and Ciaran Griffin, our Chief Financial Officer. In July 2006, Mr. Steven Reader agreed to become our Chief Operating Officer. From inception we have been engaged in organizational efforts and obtaining initial financing.

As of the date of this Prospectus, we have two wholly owned subsidiaries, Northern Ethanol, LLC, a New York limited liability company ("NELLC"), and Northern Ethanol (Canada), Inc., a Canadian corporation, which has three wholly owned subsidiaries, Northern Ethanol (Barrie), Inc., Northern Ethanol (Sarnia), Inc. and Northern Ethanol Investments, Inc., ("NEI") each of which is also a Canadian corporation. All references to our Company in this Prospectus include our subsidiaries, unless otherwise indicated. NELLC and NEI are currently dormant companies.

In July 2006, we engaged in a forward split of our Common Stock whereby we issued ten (10) shares of our Common Stock for every one (1) share then issued and outstanding. All references in this Prospectus to our issued and outstanding Common Stock are provided on a post forward split basis, unless otherwise indicated.

Thereafter, in July 2006, we commenced a private offering of our Common Stock. This offering was successfully closed in September 2006. We sold an aggregate of 4,271,500 shares of our Common Stock to 49 "accredited investors" (as that term is defined in both the Canadian and US securities laws) at a price of $1.00 per share and received aggregate net proceeds of $4,021,500 therefrom. Two of these investors are residents of the United States, with the balance residents of Canada. The proceeds derived from this offering are to be utilized for the preliminary work relating to development of two ethanol plants to be located in Canada and one in Upper New York State, as well as for working capital. We will require additional funds in order to implement our business plan described herein. See "RISK FACTORS."

Our principal executive offices are located at 193 King Street East, Suite 300, Toronto, Ontario, M5A 1J5, Canada, telephone: (416) 366-5511.

Proposed Business

We have begun to facilitate our entry into the business of manufacturing fuel ethanol for sale to oil refiners and other users. We have secured or are in the advanced stages of securing sites to build ethanol processing facilities at two locations in Ontario, Canada, and one location in upper New York State for total planned production capacity of 300 million US gallons per annum. Each of these locations will be the site for a state-of-the-art corn based ethanol processing facility.

We are implementing a strategy to grow by:

     o    Building state of the art processing plants;

     o    Negotiating stable long term contracts with key suppliers;

     o    Securing long term sales agreements;

     o    Pursuing acquisitions of existing ethanol producers

     o    Pursuing   acquisitions   and/or  strategic   alliances  with  ethanol
          technology companies

We are committed to investing in the latest technology to ensure that the processing costs are as low as possible, and the outputs are of the highest quality. The initial locations have been chosen due to proximity to supply of corn, natural gas, and water, and are well located for the transportation of inputs and products.

We have executed an agreement with Parrish & Heimbecker, Limited, a privately held grain merchant corporation that owns and operates grain elevators and has extensive domestic and international experience in international grain origination and co-product merchandizing. We have engaged them to source all of the corn required for the operation of the Barrie and Sarnia ethanol facilities at competitive prices. We expect they will assist us in negotiations with major corn suppliers to guarantee supply and price by committing to long-term purchase agreements or opportunistic purchases on the spot market when this can be done at favorable rates. We expect that Parish & Heimbecker, Limited will assist us with the sale of our dried distillers grain by-product through spot sales or long-term contracts to major purchasers.

We expect a portion of the CO2 production to be sold, with the balance either vented, or recovered for disposal.

Effective July 24, 2006, we entered into a Project Development Agreement (the "Delta-Barrie Agreement") with Delta-T Corporation, Williamsburg, Virginia ("Delta"), wherein Delta shall provide us professional advice, business and technical information, design and engineering and related services in order to assist us in assembling all of the information, permits, agreements and resources necessary for construction of an ethanol plant having the capacity to produce 100 million gallons per year in Barrie, Ontario, Canada (the "Plant"). We paid Delta the sum of $100,000 for their services.

In September 2006, we entered into a similar agreement with Delta relating to our proposed Sarnia ethanol plant (the "Delta-Sarnia Agreement") and paid Delta an initial amount of $70,000, with the balance of $30,000 due upon issuance of an air permit by the Province of Ontario. References to the Delta-Barrie Agreement and Delta-Sarnia Agreement are hereinafter jointly referred to as the "Delta Agreements," unless otherwise indicated.

The Delta Agreements provides for Delta to assist us in the development and analysis of the feasibility of each of the respective Plants, including location, operating costs, Plant specifications, compliance with environmental issues, product marketing, industry economics, technical and other assistance. The relationship between Delta and us is deemed exclusive during the term of the Delta Agreements and it is anticipated that the parties shall enter into a definitive, turnkey, engineering, procurement and construction agreement for each of the Plants. We have granted Delta a right of first refusal in this regard. The term of the Delta Agreements is five (5) years for each agreement.

The two facilities currently envisaged for Ontario are expected to be built over the next two years. The Upper New York State facility is expected to be built one year later, but the discussions related to the acquisition of this site are at a relatively early stage. While no assurances can be provided, we anticipate that each of the facilities will achieve profitability during their first year of operations.

Utilizing the best of breed production technology, we intend to maintain a competitive lead through internal development, synergistic joint ventures, technology licensing and acquisitions. Initially using corn as a feedstock, we are also developing a roadmap to integrate cellulosic ethanol production to ensure that it remains an efficient and low cost producer of fuel ethanol well into the future. Through these efforts, we expect to assist in reducing harmful greenhouse gas emissions and help end North America's dependence on foreign petroleum.

We will be engaged in the business of producing and selling ethanol in Ontario, and the Northeastern and Mid-Western United States and Europe where there is limited supply of ethanol currently available. While no assurances can be provided, we anticipate that the long-term growth in demand for ethanol will ensure a strong market for all of the output of our facilities.

Through our wholly owned subsidiaries, we are currently in the planning stages to build ethanol production capacity totaling 300 million gallons, with sites secured or in late stage acquisition negotiations in Sarnia and Barrie, Ontario, Canada and New York State.

These initial locations have been chosen due to their proximity to fuel ethanol markets in Ontario and the Northeastern United States, as well as providing efficient access to grain, natural gas and water. Additionally, all three sites are well located for the transportation of feedstock and products, being located on existing major rail lines, and are either directly accessible by Great Lakes freighters, or in close proximity to a terminal facility.

We are currently finalizing the selection of a General Contractor that will be responsible for the construction of our initial facilities that is expected to be on a fixed price, performance guaranteed basis utilizing the Delta technology. We expect to break ground on our initial two facilities in Barrie and Sarnia, Ontario in early 2007 with ethanol production scheduled to begin mid-2008.

Sarnia, Ontario, Canada

[GRAPHIC OMITTED]

We have executed non-binding a Letter of Intent to acquire a 99 year lease on a brownfield site in Sarnia, Canada to host a 100 million gallon ethanol production facility. The site comprises approximately 40 acres and is part of an existing site of a multinational chemical company. We also expect to enter into an agreement with a local provider of steam for use in the production of ethanol at this site on terms that are expected to be materially favorable compared to the costs of generating the steam from our own equipment. The site is located on a major rail line, has access to a waterway dock, has excellent highway access and is fully zoned and serviced with existing utility connections. From this location, we believe we will be in a strong position to serve the ethanol markets of Michigan, Ontario, Ohio, New York and other Northeastern U.S. metro areas.

Barrie, Ontario, Canada

[GRAPHIC OMITTED]

We have executed a 25 year lease with an option to renew for an additional 20 years on a site located in Barrie, Canada. This location is a former beer brewery operated by Molson Canada that was decommissioned in 2000. The Barrie location is well suited for ethanol production due to its close proximity to Toronto's gasoline markets, has excellent rail and road transportation access, is within close driving distance of a Great Lakes terminal and has readily available water, electricity and natural gas. The lease allows us to utilize all existing site infrastructure and demolish or modify existing structures to optimize plant operations.

Upper New York State

[GRAPHIC OMITTED]

We are in negotiations to acquire a third site in an industrial park, the Empire Zone of New York State. The site has major rail and interstate highway access and is fully zoned and utility serviced. We believe that this location will become one of the leading ethanol producers to the Eastern U.S. marketplace, to which there is almost no regional supply currently available.

Each of these locations will be the site for a state-of-the-art ethanol processing facility, using corn as the feedstock. We will begin construction at each location as soon as we are able to secure all the necessary financing to complete construction of each facility. We expect this financing to take the form of both debt and equity, however, it is our intention to use leverage to the greatest extent feasible as is typical with larger energy infrastructure projects. To date, we have not obtained all of this required financing and there are no assurances that we will obtain this financing. Failure to obtain the necessary financing will have a significant negative impact on our proposed operations. See "RISK FACTORS."

Upon our successful construction of multiple manufacturing facilities in Canada and the United States, we expect to realize significant cost savings in raw materials purchasing, transportation, engineering and operations that will provide a profitability advantage vis-a-vis other smaller and single-site ethanol producers because of the opportunity to centralize key functions including risk management, procurement and executive management. Also we expect that these multiple sites will provide us with greater influence in plant design and new technologies, as well as access to capital markets. However, there can be no assurances that our expectations will be met and we will, in fact, realize these benefits.

The manner in which we will develop future sites beyond the initial aforementioned locations will depend upon the nature of the opportunity, the respective needs of the parties involved, and our then corporate objectives. We have set up a separate wholly owned subsidiary to own each ethanol plant. We may purchase assets outright, acquire an ownership interest in companies controlling key assets, or issue shares in the subsidiary company that controls the site to outside parties who control key assets.

We are also actively exploring opportunities to make strategic acquisitions of existing or pending ethanol production facilities where our management determines that the acquisition represents an opportunity to accelerate our expansion goals. While no agreements have been reached, it is likely that we will finance our participation in a business opportunity through the issuance of Common Stock or other securities and through the issuance of senior debt secured against the assets of each operating location.

In the case of an acquisition, the transaction may be accomplished upon the sole determination of management without any vote or approval by stockholders. In the case of a statutory merger or consolidation directly involving us, it will likely be necessary to obtain the approval of the holders of a majority of the outstanding shares. The necessity to obtain such stockholder approval may result in delay and additional expense in the consummation of any proposed transaction and will also give rise to certain appraisal rights to dissenting stockholders. Most likely, management will seek to structure any such transaction so that we will not require stockholder approval.

We are continuously evaluating new technologies for reduced costs, greater manufacturing yields and improved energy balance. We are evaluating new technologies enabling the conversion of cellulose, predominantly from wood waste and agricultural waste, into ethanol that would reduce or eliminate our dependency on corn as a primary feedstock and help ensure a low cost production structure in the long-term. We regularly review and analyze developments and investment opportunities in cellulosic technology.

Sales and Marketing

Ethanol
-------

We have entered into discussions with major oil refiners and selected ethanol marketers for the sale of our anticipated ethanol production. We expect to execute non-binding agreements in the near term with one or more of these parties for up to 100% of expected production volume for at least three (3) years from the Barrie and Sarnia facilities. The selling price under these agreements is expected to be relative to the local fuel wholesale (rack) unleaded gasoline daily spot market.

Dried Distillers Grains and Solubles (DDGS)
-------------------------------------------

We have entered into discussions with major marketers and users of DDGS for the sale of our DDGS by-products. We expect to execute non-binding agreements in the near term with these parties for all of our anticipated production volume for at least three (3) years. The selling price under these agreements is expected to be at the local and international spot market.

Carbon Dioxide (CO2)
--------------------

We have entered into discussions with major local users of CO2 for the sale of our CO2 by-product. The selling price under these agreements is expected to be at the local spot market. We expect a portion of the CO2 production to be sold, with the balance either vented, or recovered for disposal.

Industry Overview
-----------------

In 1908, Henry Ford commenced building the Model T and it had the ability to run on ethanol as well as gasoline. He had a vision of affordable fuel for North American drivers, which was to be produced by farmers and therefore would be a shot in the arm to rural economies.

Ethanol cuts the emissions of unburned hydrocarbons and carbon monoxide. There is a net reduction in harmful ozone forming emissions and greenhouse gases with the use of ethanol blended gasoline since growing corn removes carbon dioxide from the air and in the manufacturing process, carbon dioxide is extracted and commercially utilized. Ethanol use is approved by all vehicle manufacturers and is used across Canada and the United States.

Producing ethanol increases the supply of high protein animal feed ingredients through the distillation process; this creates new agricultural business opportunities centered on the plant, and helps offset imports of soybean meal and other animal feeds.

Fuel ethanol benefits the economy as well as the environment. Production of fuel ethanol in Canada (and around the world) has produced a new market for agricultural products, improving financial stability and security for farmers, in addition to direct and indirect employment opportunities from farming to transportation and manufacturing.

Brazil is a world leader in the use of fuel ethanol with nearly half of its cars operating on pure ethanol. In response to the oil crisis of the mid 1970's, the Brazilian government in cooperation with private industry created a national program to produce alcohol from sugar cane and to build ethanol compatible engines.

According to the Canadian Renewable Fuels Association, the United States ethanol industry continues to set ethanol production records and this past February set another production record surpassing 126,000 barrels per day - an increase of 16% over last year - and trends indicate a record year of production totaling over 1.8 billion gallons. The current demand for ethanol globally is estimated at 10 billion U.S. gallons per year.

Today, many countries around the world are testing oxygenated and (near 100%) alcohol fuels. In the U.S. ethanol blends make up about 12% of the total gasoline market. In some parts of the U.S., projects are underway to test the viability of replacing diesel fuel with ethanol.

North American governments have been engaged in creating programs to encourage the use of ethanol to reduce dependence on oil, to achieve higher environmental standards and to stimulate rural economies and as a result, ethanol production has been growing steadily in recent years. The health of the ethanol industry remains closely tied to government programs that provide tax incentives, tariff exemptions and regulatory mandates that favour ethanol's use as a fuel additive.

Effective January 1, 2007, the Ontario Government has mandated a minimum average of 5 percent ethanol in gasoline as a way to support agriculture, improve air quality, and reduce dependence on petroleum. It is widely believed that ethanol blenders will blend ethanol at greater than 5% for optimal gasoline-ethanol stability. The Government of Canada is also considering legislation which would mandate the use of 5% ethanol nationally by 2010. If this comes into effect, then Quebec would also become a target market.

As illustrated in the graph below, the demand for fuel ethanol in Canada has grown substantially in the last decade, and currently stands at approximately 300 million litres (79 million gallons) per annum.

                   Canadian Ethanol Consumption and Production
                                   1996-2010F

                                     Millions of Liters
                               ------------------------------
                  Year         Consumption         Production
                  ----         -----------         ----------

                  1996              90                  90
                  1997              90                  90
                  1998             100                  90
                  1999             200                 175
                  2000             200                 185
                  2001             225                 185
                  2002             200                 200
                  2003             300                 200
                  2007F            700                 700
                  2010F          1,400                 700

          Source: Economic, Financial, Social Analysis and Public
          Policies for Fuel Ethanol - Phase 1;  Natural Resources
          Canada, November 2004

Historically, production capacity in Canada has closely tracked demand, however, with the recently introduced Ontario government legislation, demand is forecast to outstrip supply. Based on the current 14 billion litres (3.7 billion gallons) annual gasoline consumption, ethanol demand will be 700 million litres (185 million gallons) in 2007 and could reach 1.4 billion litres (370 million gallons) by 2010 based on a 10% ethanol blend.

The U.S. ethanol industry is the fastest growing energy industry in the world. Ethanol is blended in 30% of our nation's gasoline. An annual record of 3.4 billion gallons of ethanol was produced in 2004 from the 81 plants in operation across the United States. Production will be increased by another 800 millions gallons from the 16 additional plants currently under construction.

                            U.S. Ethanol Production
                                   1997-2004

                        Year           Billons of Gallons
                        ----           ------------------

                         1997                  1.3
                         1998                  1.4
                         1999                  1.5
                         2000                  1.6
                         2001                  1.8
                         2002                  2.2
                         2003                  2.8
                         2004                  3.9

According to the U.S. Department of Energy, ethanol is typically blended at 5.7% to 10% by volume in the United States, but is also blended at up to 85% by volume for vehicles designed to operate on 85% ethanol. Compared to gasoline, ethanol is generally considered to be less expensive and cleaner burning and has higher octane. Ethanol is widely marketed across the United States as a high quality octane enhancer and oxygenate capable of reducing air pollution and improving automobile performance. In spark ignition engines, ethanol emits significantly less carbon monoxide and air toxic pollution than gasoline therefore reducing the amount of harmful emissions released into the atmosphere. We anticipate that the increasing demand for transportation fuels coupled with limited opportunities for gasoline refinery expansions and the growing importance of reducing CO2 emissions through the use of renewable fuels will generate additional growth in the ethanol market.

In August 2005, President George W. Bush signed into the law the Renewable Fuels Standard that mandated the use of 4.0 billion gallons of renewable fuels by oil refiners in 2006, increasing to 7.5 billion gallons in 2012. The vast majority of this renewable fuel will be ethanol.

Gasoline is oxygenated because the oxygen makes gasoline burn cleaner thereby reducing ozone forming compounds and carbon monoxide.

The U.S. Clean Air Act Amendments of 1990 ("CAAA90") established special standards effective January 1, 1995, for the most polluted ozone non-attainment areas: Los Angeles Basin, Baltimore, Chicago Area, Houston Area, Milwaukee Area, New York-New Jersey, Hartford Region, Philadelphia Area and San Diego, with provisions to add other areas in the future if conditions warrant. California's Central Valley was added in 2002. At the outset of the program there were a total of 96 Metropolitan Statistical Areas ("MSAs") not in compliance with clean air standards for ozone, which currently represents approximately 60% of the national market.

The legislation requires a minimum of 2.0% oxygen by weight in reformulated gasoline as a means of reducing carbon monoxide pollution and replacing octane lost by reducing aromatics which are high octane portions of refined oil. The Reformulated Gasoline Program ("RFG") also includes a provision that allows individual states to "opt into" the federal program by request of the governor, to adopt standards promulgated by California that are stricter than federal standards, or to offer alternative programs designed to reduce ozone levels. Nearly the entire Northeast and middle Atlantic areas from Washington, D.C. to Boston not under the federal mandate have "opted into" the federal standards.

The two available oxygenates to meet both oxy-fuel and RFG requirements have been MTBE (methyl tertiary butyl ether) and ethanol. MTBE is an ether made from methanol produced from natural gas and, until recently, has been the most widely used oxygenate to meet CAAA90 requirements.

Because of its favorable handling qualities and the fact that it is a petroleum product, MTBE has been the preferred oxygenate for the petroleum industry. However, MTBE has shown significant adverse environmental and health safety characteristics that have led to the decision by several key states to ban its use. Specifically, MTBE is highly persistent (i.e. it has a very long half-life) and has been identified as a potential carcinogen. MTBE has been detected in drinking water supplies in almost all areas where it is used. Reflecting these issues, California, New York, Connecticut, New Jersey and more than twenty other states have banned the use of MTBE.

Competition

The ethanol production industry is becoming increasingly competitive. We believe that our ability to successfully compete depends on many factors including but not limited to the economics of feedstock supply, proximity to major customers and extent of transportation infrastructure.

We expect our principal competition will or may be as follows:

                                                                          Ethanol Production (Gallons)
                                                    ---------------------------------------------------------------------------
                                                                                            Total                      Total
                                                                  Expansion   Estimated     Likely                   Possible
                                                                    or New     Startup      Future      Possible      Future
          Company                     Location         Current   Construction    Date     Production  Construction  Production
---------------------------------  ---------------  -----------  ------------ ---------  -----------  ------------ -----------
Commercial Alcohols                Chatham, ON       55,000,000               Operating   55,000,000                55,000,000
Commercial Alcohols                Tiverton, ON       7,000,000               Operating    7,000,000                 7,000,000
Commercial Alcohols                Windsor, ON                                                         53,000,000   53,000,000
Commercial Alcohols                Varennes, QC                   33,000,000  Late 2006   33,000,000                33,000,000
Greater Ohio Ethanol               Lima, OH                                                            54,000,000   54,000,000
Integrated Grain Processors Co-Op  Brantford, ON                                                       33,000,000   33,000,000
Michigan Ethanol                   Caro, MI          50,000,000               Operating   50,000,000                50,000,000
Midwest Grain Processors           Riga, MI                       57,000,000  Late 2006   57,000,000                57,000,000
Northeast Biofuels                 Syracuse, NY                                                       100,000,000  100,000,000
Northern Ethanol                   Barrie, ON                    100,000,000  Early 2008 100,000,000               100,000,000
Northern Ethanol                   Sarnia, ON                    100,000,000  Mid 2008   100,000,000               100,000,000
Northern Ethanol                   Upstate NY                    100,000,000  2009       100,000,000               100,000,000
Power Steam Energy Services        Collingwood, ON                                                     14,000,000   14,000,000
Suncor Energy Products             Sarnia, ON                     53,000,000  Mid 2006    53,000,000                53,000,000
The Andersons Albion Ethanol       Albion, MI                     55,000,000  Late 2006   55,000,000                55,000,000
US BioEnergy                       Lake Odessa, MI                45,000,000  Late 2006   45,000,000                45,000,000

Total                                               112,000,000  543,000,000             655,000,000  254,000,000  909,000,000

Our most significant competitor is expected to be Commercial Alcohols Inc. headquartered in Brantford, Ontario, with 49% of the total existing and estimated planned competitive ethanol production in Ontario/Quebec of 148 million gallons. We believe that Commercial Alcohols Inc. is actively pursuing other production sites in Canada and the United States.

We believe that upon the completion of construction of our Barrie and Sarnia ethanol production plants, we will have a competitive advantage in the Ontario market when selling to oil refiners due to the following:

     o Our facilities are strategically located near refiners' gasoline blending terminals;

     o    We will have full rail transport infrastructure in place;

     o Our facilities are near major highways providing efficient road transport; and

     o We will benefit from strong economies in purchasing and distribution through large production volume.

There can be no assurances that we will be successful in developing our proposed ethanol plants, or if so developed, that we will become a competitive force in the industry.

Government Regulations

Our existing and proposed business operations are subject to extensive and frequently changing federal, state, provincial and local laws and regulations relating to the protection of the environment. These laws, their underlying regulatory requirements and the enforcement thereof, some of which are described below, impact, or may impact, our existing and proposed business operations by imposing:

     o Restrictions on our existing and proposed business operations and/or the need to install enhanced or additional controls;

     o    The need to obtain and comply with permits and authorizations;

     o Liability for exceeding applicable permit limits or legal requirements in certain cases for the remediation of contaminated soil and groundwater at our facilities, contiguous and adjacent properties and other properties owned and/or operated by third parties; and

     o    Specifications for the ethanol we market and plan to produce.

In addition, some of the governmental regulations to which we are subject are helpful to our ethanol marketing business and proposed ethanol production business. The ethanol fuel industry is greatly dependent upon tax policies and environmental regulations that favor the use of ethanol in motor fuel blends in North America. Some of the governmental regulations applicable to our ethanol marketing business and proposed ethanol production business are briefly described below.

Ontario Renewable Fuels Standard
--------------------------------

In November 2005, the Ontario Government enacted legislation known as the Renewable Fuel Standard ("RFS") which mandates a 5% ethanol blend in all gasoline sold in the province after January 1, 2007. The RFS is a flexible, market orientated means of achieving increased ethanol content in the Ontario gasoline pool. The RFS will increase the demand for fuel ethanol in Ontario to approximately 700 million liters per year.

U.S. Federal Excise Tax Exemption
---------------------------------

In the U.S., ethanol blends have been either wholly or partially exempt from the federal excise tax ("FET") on gasoline since 1978. The exemption has ranged from $0.04 to $0.06 per gallon of gasoline during that 25-year period. Current law provides a $0.051 per gallon exemption from the $0.183 per gallon FET on gasoline if the taxable product is blended in a mixture containing at least 10% ethanol. The FET exemption was revised and its expiration date was extended for the sixth time since its inception as part of the Jumpstart Our Business Strength ("JOBS") Act enacted in October 2004. The new expiration date of the FET exemption is December 31, 2010. We believe that it is highly likely that this tax incentive will be extended beyond 2010 if Congress deems it necessary for the continued growth and prosperity of the ethanol industry.

Clean Air Act Amendments of 1990 ("CAAA90")
-------------------------------------------

In November 1990, a comprehensive amendment to the Clean Air Act of 1977 established a series of requirements and restrictions for gasoline content designed to reduce air pollution in identified problem areas of the United States. The two principal components affecting motor fuel content are the Oxygenated Fuels Program, which is administered by states under federal guidelines and a federally supervised RFG.

Oxygenated Fuels Program
------------------------

Federal law requires the sale of oxygenated fuels in certain carbon monoxide non-attainment MSAs during at least four winter months, typically November through February. Any additional MSA not in compliance for a period of two consecutive years in subsequent years may also be included in the program. The EPA Administrator is afforded flexibility in requiring a shorter or longer period of use depending upon available supplies of oxygenated fuels or the level of non-attainment.

Reformulated Gasoline Program ("RFG")
-------------------------------------

The CAAA090 established special standards effective January 1, 1995 for the most polluted ozone non-attainment areas: Los Angeles Basin, Baltimore, Chicago Area, Houston Area, Milwaukee Area, New York-New Jersey, Hartford Region, Philadelphia Area and San Diego, with provisions to add other areas in the future if conditions warrant. California's Central Valley was added in 2002. At the outset of the program there were a total of 96 MSAs not in compliance with clean air standards for ozone, which currently represents approximately 60% of the national market.

The legislation requires a minimum of 2.0% oxygen by weight in reformulated gasoline as a means of reducing carbon monoxide pollution and replacing octane lost by reducing aromatics that are high-octane portions of refined oil. The RFG also includes a provision that allows individual states to "opt into" the federal program by request of the governor, to adopt standards promulgated by California that are stricter than federal standards, or to offer alternative programs designed to reduce ozone levels. Nearly the entire Northeast and middle Atlantic areas from Washington, D.C. to Boston not under the federal mandate have "opted into" the federal standards.

National Energy Bill Legislation
--------------------------------

A national Energy Bill was signed into law in August 2005 by President Bush. The Energy Bill substitutes the existing oxygenation program in the RFG with a national "renewable fuels standard." The standard sets a minimum amount of renewable fuels that must be used by fuel refiners. Beginning in 2006, the minimum amount of renewable fuels that must be used by fuel refiners is 4.0 billion gallons, which increases progressively to 7.5 billion gallons by 2012.

Additional Environmental Regulations
------------------------------------

In addition to the governmental regulations applicable to the ethanol marketing and production industries described above, our business is subject to additional federal, state, provincial and local environmental regulations, including regulations established by the EPA, the California Air Quality Management District, the San Joaquin Valley Air Pollution Control District and the California Air Resources Board, or CARB. We cannot predict the manner or extent to which these regulations will harm or help our business or the ethanol production and marketing industry in general.

Employees

As of the date of this Prospectus, we employ eight persons, including three members of management, two in administration and three in operations. Upon the development of our proposed ethanol plants, we anticipate that the number of persons we employ will increase significantly, specifically in the areas of plant operations. We expect to recruit additional employees of high skill, and our success will depend in part upon our ability to retain such employees and attract new qualified employees who are in great demand. None of our employees are members of a union. We consider our employee labor relations to be good.

Property

Our headquarters are located at 193 King St. East, Suite 300, Toronto, Ontario, Canada M5A 1J5. This space consists of approximately 7,200 square feet of office space and is leased through April 2011, at a monthly rental rate of $15,000
(CN). We believe that this location will meet our requirements for the foreseeable future. We also believe our leases are on terms competitive with similar locations in the respective areas.

We have also acquired a 25-year lease with an option to renew for an additional 20 years on real property located in Barrie, Ontario, consisting of a building of approximately 350,000 square feet and a total land area of 30 acres, on which we expect to construct our first ethanol production facility. This lease requires a monthly base rental payment of $189,167 (CN).

We are in the final stage of negotiations to execute a 99 year lease for real property located in Sarnia, consisting of approximately 40 acres on which we intend to construct another ethanol production facility. In addition, we are in negotiations to acquire a parcel of real property located in New York State on which we expect to construct an additional ethanol production facility.

Legal Proceedings

We are not a party to, nor are we aware of any pending legal proceeding. Management believes there is no litigation threatened in which we face potential loss or exposure or which will materially affect shareholders' equity or our business or financial condition upon completion of this offering.


                                   MANAGEMENT

Executive Officers, Directors and Key Personnel

The following table sets forth information regarding our executive officers and directors:

            Name           Age                     Position
            ----           ---                     --------

     Gordon Laschinger      59       Chief Executive Officer, President and
                                     Chairman of the Board

     Andrew I. Telsey       53       Corporate Secretary and Director

     Andrew M. Gertler      46       Director

     Robert Richards        55       Director

     Paul T. Durst          54       Director

     Frank F. Klees         55       Director

     Ciaran Griffin         49       Chief Financial Officer

     Steven Reader          50       Chief Operating Officer, Vice President -
                                     Development

Our Certificate of Incorporation and Bylaws provide that the number of members of our Board of Directors shall be established from time to time by our Board of Directors. As of the date of this Prospectus, we have six (6) members of our Board. Directors are elected by the shareholders at the annual meeting and serve until their successors are duly elected and qualified. Directors are elected for a term of one (1) year. All our officers serve at the discretion of our Board of Directors.

The following is a biographical summary of the business experience of our directors and executive officers:

Gordon Laschinger assumed his position as our CEO and President in April 2006. He was named Chairman of our Board of Directors in June 2006. In addition to his position with us, since May 2006 he has also been CEO and President of Northern Granite Energy, Inc., a developmental stage company that intends to engage in the oil and gas business. Prior to his assuming his positions with us, from July 1997 through February 2006, he was Vice President - Investments of J.J. Barnicke Limited, Toronto, Canada, a licensed real estate brokerage firm. Mr. Laschinger is also Chairman of William Osler Health Centre, the largest community hospital in Ontario, Canada. He devotes a substantial portion of his time to our affairs.

Andrew I. Telsey was appointed as our Corporate Secretary and a director in September 2006. Since 1984 Mr. Telsey has been President and sole shareholder of Andrew I. Telsey, P.C., Englewood, Colorado, a law firm emphasizing securities law, business transactions, mergers and acquisitions and general corporate matters. This firm is also our securities and corporate counsel. Mr. Telsey received a Juris Doctor degree from Syracuse University College of Law in 1979 and a Bachelor of Arts degree from Ithaca College in 1975. He intends to devote only such time as necessary to our business, which is not expected to exceed 20 hours per month.

Andrew M. Gertler has been a director of our Company since November 2004. From November 2004 through June 2006, he was our Chairman of the Board. From November 2004 through April 2006, he was our President and Chief Executive Officer. In addition to his positions with us, since July 2006 Mr. Gertler has been a principal of Lester Asset Management, Inc., Montreal, Quebec, a discretionary money management and advisory firm where he engaged in portfolio management, merger and acquisition activities, corporate reorganization and private equity investments. In addition, since August 2004, he has been the Chairman of the Board of Neutron Enterprises, Inc., a public media company. He also has been a director of Avicena Group, Inc. since February 2005. Prior, from April 2001 through April 2004, he was the Managing Director of Gestion Jean-Paul Auclair Inc., a privately held money management company. Mr. Gertler obtained an MBA degree from the University of Western Ontario in 1984 and a Bachelor of Commerce degree in finance from McGill University in 1982. He devotes only such time as necessary to our business.

Paul T. Durst assumed his position as a director of our Company in September 2006. In addition, he has been the Controller and Chief Financial Officer of Schickedanz Bros. Limited, Ontario, Canada since November 2000. This company is a developer of real estate as well as a property manager, with assets in excess of $250 million. Mr. Durst has over 24 years of experience in finance and administration. He has been a Certified General Accountant since 1982. He devotes only such time as necessary to our business.

Frank F. Klees assumed his position as a director of our Company in September 2006. In addition, he has been President of Klees & Associates, Ltd, Ontario, Canada, since January 1982, a company engaged in financial services consulting. In addition to insurance and employee benefit services, this company also provides contract negotiation and agency services for professional athletes in the Canadian and National Football Leagues. Also, since July 1995, Mr. Klees has been a sitting Member of the Provincial Parliament Legislative Assembly in Canada and has held numerous government positions, including a member of the Cabinet in 1999, Ontario's Tourism Minister and Minister of Transportation. Mr. Klees also currently sits as a member of the Board of Directors for numerous private and public companies, including Roxul, Inc. and Tribute Resources, Inc. He obtained a Theology diploma from Toronto Baptist Seminary in 1973. Mr. Klees also acts as a consultant to our company and devotes approximately 5% of his time to our business affairs.

Robert Richards assumed his position as a director of our Company in September 2006. In addition, he has been the President and CEO of the William Oster Health Centre, Brampton, Ontario, since March 2005. Prior, from March 2004 through March 2005, he was retired. From 1998 through March 2004, he was the President and CEO of the Municipal Property Placement Corporation, Pickering, Ontario. He received a Master of Business Administration degree in 1982 from York University, Toronto, and a Bachelor of Arts degree from the University of Windsor, with a combined mathematics and economics major, in 1972. He devotes only such time as necessary to our business.

Ciaran Griffin assumed his position as our Chief Financial Officer in April 2006. In addition to his position with our Company, since February 2006, Mr. Griffin has been the Chief Financial Officer of Neutron Enterprises, Inc., a public media company. Prior, from December 2003 through January 2006, Mr. Griffin was the Director of Finance for Envoy Communications Group, Inc., a NASDAQ listed marketing company based in Toronto, Canada. From November 2002 through December 2003, Mr. Griffin was an independent accounting consultant, and his most significant client during this period was Canada Life Assurance. From October 1998 through

October 2002, he was the Financial Controller for ADIA, Abu Dhabi, UAE. He obtained a Bachelor of Commerce degree from the University of Toronto in 1980. He devotes approximately 20% of his business time to our affairs.

Steven Reader assumed his position as our Chief Operating Officer and Vice President - Development in July 2006. Prior to his assuming his positions with our Company, from 1992 through July 2006, Mr. Reader was the President of Chartwell Energy, Toronto, Canada, an energy company with operations throughout North America. He also spent a total of eleven years as a contractor for DTE Energy Services, Ann Arbor, Michigan, and TransCanada Pipelines, Toronto, Canada, where he was involved in power development for Canada and the U.S. He devotes substantially all of his business time to our operations.

Board Committees

In July 2006 our Board established an audit committee. As of the date of this Prospectus, the Audit Committee is composed of Mr. Gertler and it is expected that Messrs. Durst and Richards will be formally appointed at the next Board meeting. The function of the Audit Committee is to review our internal controls, our financial reporting and the scope and results of the audit engagement. It meets with appropriate financial personnel and independent public accountants in connection with these reviews. The Committee also recommends to the Board the appointment of the independent public accountants, who have access to the Committee at any time.

We expect to form a Compensation Committee in the near future. The function of this Committee will be to establish the amount and form of compensation awarded to our executive officers, including salary, bonuses and stock option awards, and to administer our 2006 Stock Plan.

Family Relationships

There is no family relationship between any of our directors or executive officers.


                             EXECUTIVE COMPENSATION

Remuneration

During our fiscal years ended December 31, 2005 and 2004, no executive officer or any other employee received any compensation.

Compensation of Directors

In September 2006, our Board of Directors adopted a policy whereby a non-salaried Director shall be paid the following compensation for their services while acting in the capacity of a Director: (i) the sum of Ten Thousand (CDN$10,000) Dollars, payable quarterly, (ii) the sum of Five Hundred (CDN $500) Dollars for attendance at or participation in each meeting of the Board of Directors; (iii) out-of-pocket expenses incurred by such Director for attendance at or participation in each meeting of the Board of Directors; and (iv) the granting of options under the Company's 2006 Stock Plan to purchase 25,000 shares of our Common Stock at an option price of One (US$1.00) Dollar per share, such options to expire five (5) years from the date of issuance.

Employment Agreements

Beginning in April 2006, we entered into employment agreements with Gord Laschinger, our CEO and President, and Ciaran Griffin, our CFO. In July 2006 we entered into an employment agreement with Steven Reader, our COO.

Each of these employment agreements provide for a three year term (except for Mr. Reader's agreement, which is for a four year term) vacation time, reimbursement of expenses relating to our business and provides for each employee to participate in benefit plans maintained by us that provide for health, dental and disability insurance. The agreements further provide for termination upon their death or a final determination of their disability. The agreements may be further terminated upon cause, defined in the agreements as any material failure by the employee to perform the services for which they were retained if they do not cure the same within two weeks after receipt of notice of such default, the voluntary or involuntary bankruptcy of the employee, fraud and dishonesty, gross negligence, unethical or immoral conduct or willful malfeasance by the employee in connection with the performance of his duties under the agreement, or the conviction of the employee of a felony.

During the initial nine-month period of the agreement, we cannot terminate the employee except for cause. Thereafter, we have the right to terminate the respective agreement provided that we pay an amount equal to each employee's base salary, fixed expenses and benefits, if any, on three months notice. Pursuant to the terms of each relevant agreement, the base salary payable to Mr. Laschinger was initially $15,000 per month (CN). This base salary has since increased to $25,000 per month (CN). The base salaries payable to Messrs. Griffin and Reader are $5,000 (CN) and $22,000 (CN), respectively. Mr. Reader's and Mr. Laschinger's agreements provide for an escalating salary upon the occurrence of certain events. All employees may receive an annual bonus equal to 50% of their base salary, in the discretion of our Compensation Committee, or our Board of Directors if no Compensation Committee has been formed.

Stock Plan

On April 4, 2006, our Board of Directors and a majority of our shareholders approved by consent our "2006 Stock Plan" (the "Plan"). This Plan provides for the grant of incentive and non-qualified stock options that may be issued to key employees, non-employee directors, independent contractors and others, and we have reserved 8,000,000 shares of our Common Stock for issuance under the Plan. The options are to be granted for a term of not more than ten (10) years for Non-qualified Stock Options and not more than five (5) years for Incentive Stock Options and other terms and conditions that are usual and customary. As of the date of this Prospectus, the following options have been issued pursuant to the Plan. Each option may be exercised at a price of $1.00 per share.

                     Name                  No. of Options
                     ----                  --------------

               Gord Laschinger                2,000,000
               Fraser Laschinger                200,000
               Ciaran Griffin                   500,000
               Steven Reader                    300,000
               Natalie Horrell                   24,000
               Andrew Gertler                   175,000
               Paul Durst                        25,000
               Frank Klees                      200,000
               Robert Richards                   25,000
               Andrew Telsey                     25,000

The purpose of the Plan is to aid us in retaining the services of executive and key employees and in attracting new management personnel when needed for future operations and growth, and to offer such personnel additional incentive to put forth maximum efforts for the success of our business and opportunities to obtain or increase proprietary interest and, thereby, to have an opportunity to share in our success.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

From inception through April 2006, we utilized the office space and equipment of a stockholder at no cost. Management estimates such amounts to be immaterial.

Andrew I. Telsey, our Corporate Secretary and one of our directors, is also the sole shareholder of Andrew I. Telsey, P.C., our corporate and securities counsel. Subsequent to our fiscal year ended December 31, 2005, we paid Andrew
I. Telsey, P.C. an aggregate of $41,686.25 in fees and expenses.

There are no other related party transactions that are required to be disclosed pursuant to Regulation S-B promulgated under the Securities Act of 1933, as amended.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The table below lists the beneficial ownership of our voting securities as of the date of this Prospectus by each person known by us to be the beneficial owner of more than 5% of such securities, as well as each of our officers and directors and our officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown. Included in the table are shares of our Common Stock that underlie outstanding options that may be exercised over the next year.

                         Name and Address                Amount and Nature of   Percent of
Title of Class         of Beneficial Owner               Beneficial Ownership      Class
--------------         -------------------               --------------------      -----
Common          Ronald Wyles                                   10,000,000           9.6%
                2170 Lakeshore Road, #204
                Burlington, Ontario, Canada L7R 1A6

Common          Robert Watson                                  10,000,000           9.6%
                6 Buerkle Crescent
                Kitchener, Ontario, Canada N2P 2S1

Common          Robert Mark Young                              10,000,000           9.6%
                204 Pandora Crescent
                Kitchener, Ontario, Canada N2H 3E6

                                       35

                         Name and Address                Amount and Nature of   Percent of
Title of Class         of Beneficial Owner               Beneficial Ownership      Class
--------------         -------------------               --------------------      -----
Common          Boris Emanuel                                  10,000,000           9.6%
                PO Box W325
                Woods Center, Antigua

Common          Karen Georgiou                                 10,000,000           9.6%
                10150 Pineview Trail
                Campbellville, Ontario, Canada L0P 1B0

Common          Zoran Bakich                                   10,000,000           9.6%
                1200 Don Mills Rd, Suite 517
                Toronto, Ontario, Canada M3B 3N8

Common          Richard Brezzi                                 10,000,000           9.6%
                209 Shirley Dr
                Richmond Hill, Ontario, Canada L4S 1T4

Common          Lou Pupolin                                    10,000,000           9.6%
                2951 Highway #7, Unit 7
                Concord, Ontario, Canada L4K 1W3

Common          1019562 Ontario Limited (1)                    10,000,000           9.6%
                1 St. Paul Street, Unit 10
                St. Catherines, Ontario, Canada L2R 7L2

Common          Rosten Investments Inc. (2)                    10,000,000           9.6%
                193 King Street East
                Suite 200
                Toronto, Ontario, M5A 1J5, Canada

Common          Gordon Laschinger (3)                           1,750,000 (4)       1.7%
                193 King Street East
                Suite 300
                Toronto, Ontario, M5A 1J5, Canada

Common          Ciaran Griffin (3)                                437,000 (4)        *
                193 King Street East
                Suite 300
                Toronto, Ontario, M5A 1J5, Canada

Common          Steven Reader (3)                                 150,000 (4)        *
                193 King Street East
                Suite 300
                Toronto, Ontario, M5A 1J5, Canada

                                       36

                         Name and Address                Amount and Nature of   Percent of
Title of Class         of Beneficial Owner               Beneficial Ownership      Class
--------------         -------------------               --------------------      -----
Common          All Officers and Directors as a Group (8        2,237,000 (4)       2.4%
                persons)
---------------------
*        Less than 1

(1) Nicola DeRosa is the sole shareholder and principal officer of this company.
(2) Vince DeRosa is the sole shareholder and principal officer of this company.
(3) Officer and/or director of our Company.
(4) Shares subject to option at an exercise price of $1.00 per share. See "EXECUTIVE COMPENSATION - Stock Plan."


                            DESCRIPTION OF SECURITIES

The stock being registered under this Form SB-2 is Common Stock of Northern Ethanol, Inc., having a par value of $0.0001 per share. The total number of shares of Common Stock that we have authority to issue is two hundred fifty million (250,000,000) shares, par value of $0.0001 per share. All of the Common Stock authorized under our Certificate of Incorporation, as amended, has equal voting rights and powers without restrictions in preference. The holder of any of our Common Stock shall possess voting power for the election of directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Certificate of Incorporation in the exercise of their voting power. The holders of our Common Stock shall have neither pre-emption nor dividend rights pursuant to our Certificate of Incorporation, as amended.

Our Certificate of Incorporation, as amended, also authorizes one hundred million shares of Preferred Stock, par value of $0.0001 per share, none of which has been issued. The Preferred Stock is entitled to preference over the Common Stock with respect to the distribution of assets of our Company in the event of liquidation, dissolution, or winding-up of our Company, whether voluntarily or involuntarily, or in the event of the any other distribution of assets of Northern Ethanol, Inc. among its stockholders for the purposes of winding-up affairs. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The directors, in their sole discretion, have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, subject to certain limited exceptions, eliminates the personal liability of a director to our Company or our shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) any breach of a duty of loyalty, (ii) an act or omission which includes intentional misconduct or knowing violation of law, or (iii) any transaction from which a director derives an improper personal benefit. In addition, if at any time the General Corporation Law of Delaware is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Delaware statute require such action.

Insofar as indemnification for liability arising under the Securities Act may be permitted to officers and directors of our Company pursuant to the foregoing provisions, we have been told that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of Common Stock by the Selling Stockholders. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders. Assuming all the shares registered below are sold by the Selling Stockholders, none of the Selling Stockholders will own one percent or more of our Common Stock.

None of the Selling Shareholders are officers, directors or principal shareholders of our Company, or have held any material relationship with us for the three-year period prior to the date of this Prospectus. Unless otherwise indicated, to the best of our knowledge none of the Selling Shareholders own any additional shares of our Common Stock.

This Prospectus, as it may be amended or supplemented from time to time, is deemed to relate to the 4,271,500 shares of Common Stock. Each investor has executed and delivered to us a confirmation that they are each an "accredited investor," as that term is defined under the Securities Act of 1934, as amended, or pursuant to Canadian securities laws, as applicable. The Selling Stockholders and the number of shares of our Common Stock they currently own that are being registered herein are as follows. Each Selling Shareholder owns less than 1% of our issued and outstanding Common Stock.

                                                      No. of
                         Name                         Shares
                         ----                         ------

            PES Realty (1)                            300,000
            Walter Rigobon                            100,000
            Fossil Investments (2)                    300,000
            John Audia                                 50,000
            Audia Investments Limited (3)             250,000
            Silvio Marsili                            150,000
            Paul Salerno                              275,000
            Tony Guglietti                            200,000
            Rita Rigobon                              100,000
            Sandy Falconi                               2,500
            Lisa Falconi                                2,500
            Anna Sleva                                 35,000
            Joseph Sleva                               20,000
            Anna Luciani-Marzo                          5,000
            Carlo Marzo                                 5,000
            Anthony Pascale                             8,000
            Michele Axelrod                             5,000
            Lawrence McCuaig                           18,000
            Max Luthardt                                2,500
            Joe Clasadonte                              5,000

                                                      No. of
                         Name                         Shares
                         ----                         ------

            Caninco Inc. (4)                           50,000
            Rowan Management Limited (5)               50,000
            Cindy C. Hodgkinson                        25,000
            Alfredo Asda                                5,000
            Domenic Gallizzi                           10,000
            Zodiac Landen Mgmt Inc. (6)                50,000
            Marco Stancato                              3,000
            Citiprop Holdings Inc. (7)                 50,000
            Brian D. Nelson                            50,000
            Kenneth Rovinelli                          15,000
            Thomas G. McCarthy                        200,000
            Vojin Vasic                               100,000
            Joanne Guidi                               25,000
            Lisa Guidi                                 10,000
            Len Watson                                 25,000
            Nada Morra                                 35,000
            Paola Petrella                             10,000
            Ann-Gus Holdings Limited (8)              250,000
            Wagema Holdings Limited (9)               250,000
            Kurt Schickedanz
              Holdings Limited (10)                   250,000
            Daniel Schickedanz
              Holdings Limited (11)                   250,000
            Lisa Steuer Family
              Limited Partnership (12)                100,000
            Tina Schickedanze                          50,000
            Heidi & Brendan Matthias                  100,000
            Susanne Flaig                              50,000
            David Snell                                75,000
            Mario Salerno                             100,000
            Anne Marie Salerno                        100,000
            Angelo Antoniazzi                         150,000
                                                    ---------
            Total                                   4,271,500
------------------------
(1)      Paul Salermo is the sole officer and director.
(2)      Walter Rigobon is the sole officer and director.
(3)      John Audia is the sole officer and director.
(4)      Harry J. Carmichael is the sole officer and director.
(5)      Roger Rowan is the sole officer and director.
(6)      Attilio Lio is the sole officer and director.
(7)      George Mamolity is the sole officer and director.
(8)      Gustau Schickedanz is the sole officer and director.
(9)      Gerhard Schickedanz is the sole officer and director.
(10)     Johanna Schickedanz is the sole officer and director.
(11)     Daniel Schickedanz is the sole officer and director.
(12)     Lisa Steuer is the general partner.

                              PLAN OF DISTRIBUTION

Each Selling Stockholder of our Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    settlement of short sales;

     o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the Selling Stockholders is a registered broker dealer or associated with an NASD member firm.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these Securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these Securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

In  order to  comply  with  the  securities  laws of some  states,  the  Selling
Stockholders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholders must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the selling shareholder complies with the exemption.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. As of the date of this Prospectus, no event has occurred that gives rise to any liability.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any Securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

NASD Notice to Members 88-101 states that in the event a Selling Stockholder intends to sell any of the shares registered for resale in this Prospectus through a member of the NASD participating in a distribution of our Securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

     o it intends to take possession of the registered Securities or to facilitate the transfer of such certificates;

     o the complete details of how the Selling Stockholders shares are and will be held, including location of the particular accounts;

     o whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the Selling Stockholders, including details regarding any such transactions; and

     o in the event any of the Securities offered by the Selling Stockholders are sold, transferred, assigned or hypothecated by Selling Stockholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of NASD for review.

No persons associated with us or the Selling Stockholders may participate in the distribution of the shares to be offered by Selling Stockholders unless they meet the safe harbor provisions of the SEC Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 with respect to exemption from registration as a broker/dealer.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule

144(e) under the Securities Act or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to the Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by the Selling Stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

Any Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

At the time a Selling Stockholder makes a particular offer of shares we will, if required under applicable rules and regulations, distribute a Prospectus supplement that will set forth:

     o    the number of shares that the Selling Stockholder is offering;

     o the terms of the offering, including the name of any underwriter, dealer or agent;

     o    the purchase price paid by any underwriter;

     o    any discount, commission and other underwriter compensation;

     o discount, commission or concession allowed or reallowed or paid to any dealer; and

     o    the proposed selling price to the public.

We will not receive any proceeds from sales of any shares by the Selling Stockholders.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On July 19, 2006, the firm of Raich Ende Malter & Co. LLP ("REM"), our independent accountant during the period from November 29, 2004 (inception) through July 19, 2006, was dismissed. Our Board of Directors authorized this action. REM had audited our financial statements for the fiscal year ended December 31, 2005, and for the period from November 29, 2004 (inception) to December 31, 2004, and reviewed our financial statements for the period ended March 31, 2006.

In connection with the audits of our financial statements from November 29, 2004 (inception) to December 31, 2004 and for the year ended December 31, 2005 and during the interim period through July 19, 2006, there were no disagreements with REM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedures, which disagreements, if not resolved to the satisfaction of REM, would have caused them to make reference in connection with its reports to the subject matter of the disagreements.

The audit report of REM on our financial statements from November 29, 2004 (inception) to December 31, 2004 and as of and for the year ended December 31, 2005, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

Effective July 19, 2006, we retained the firm of KPMG as our auditors. There were no consultations between us and KPMG prior to their appointment.


                                  LEGAL MATTERS

Andrew I. Telsey, P.C., Englewood, Colorado, will issue an opinion with respect to the validity of the shares of Common Stock being offered hereby. Andrew I. Telsey, sole shareholder of Andrew I. Telsey, P.C., who is also one of our directors and our Corporate Secretary, has been issued an option to purchase 25,000 shares of our Common Stock at an exercise price of $1.00 per share, which option shall expire in September 2011 unless exercised prior thereto.

                                     EXPERTS

The financial statements as of December 31, 2005 and 2004, and for the year ended December 31, 2005 and for the period from November 29, 2004 (inception) through December 31, 2004, are included in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Raich Ende Malter & Co. LLP, Certified Public Accountants, and are included herein in reliance upon the authority of this firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of Common Stock being offered by this Prospectus, and reference is made to such registration statement. This Prospectus constitutes the Prospectus of Northern Ethanol, Inc. filed as part of the registration statement and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are currently subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                             Northern Ethanol, Inc.




                                4,271,500 Shares





                           --------------------------


                                   PROSPECTUS


                           --------------------------






                        [________________________], 2006

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Under the Delaware General Corporation Law and our Certificate of Incorporation, as amended, our directors and officers will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director or officer of his "duty of care." This provision does not apply to the directors': (i) acts or omissions that involve intentional misconduct, fraud or a knowing and culpable violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of his duties, including gross negligence.

The effect of this provision in our Certificate of Incorporation is to eliminate the rights of our Company and our shareholders (through shareholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above. This provision does not limit nor eliminate the rights of our Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. Section 145 of the Delaware General Corporation Law provides corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of the Securities being registered, all of which are being paid exclusively by the Company are as follows:

     Securities and Exchange Commission registration fee       $  457.05
     Printing and mailing costs and fees                         1,000.00  *
     Legal fees and costs                                       50,000.00  *
     Accounting fees and costs                                  10,000.00  *
     Transfer Agent fees                                         1,000.00  *
     Miscellaneous expenses                                      2,000.00  *
                                                               ----------
     TOTAL                                                     $64,457.05  *
---------------------
    *  Estimated

Item 26.  Recent Sales of Unregistered Securities.

In July 2006, we commenced a private offering of our Common Stock. This offering was successfully closed in September 2006. We sold an aggregate of 4,271,500 shares of our Common Stock to 49 "accredited investors" (as that term is defined in both the Canadian and US securities laws) at a price of $1.00 per share and received aggregate net proceeds of $4,021,500 therefrom. Two of these investors are residents of the United States, with the balance residents of Canada. We relied upon the exemptions from registration provided by Regulation S and Regulation D, each promulgated under the Securities Act of 1933, as amended, to issue these shares.

We paid Union Capital, Inc., an advisory service located in Nassau, Bahamas, commissions totaling $250,000 for their assistance in this offering.

We issued 150,000 shares of Common Stock (pre-forward split) on December 15, 2004, to Andrew Gertler, Joseph Galda and Eric Boyd for cash consideration of $0.0001 per share for an aggregate investment of $15. We also issued 10,000,000 shares (pre-forward split) on December 15, 2004, to ten individuals for cash consideration of $0.005 per share for an aggregate consideration of $50,000. We sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act.

Neither we nor any person acting on our behalf offered or sold the aforesaid Securities by means of any form of general solicitation or general advertising. Purchasers, or the beneficial owners of purchasers that are entities, are friends or business associates of our officers and directors who held those offices at the time of the share issuance.

In May 2006, Messrs. Gertler, Boyd and Galda voluntarily surrendered 35,000, 45,000 and 35,000 shares (pre-forward split), respectively, of our Common Stock that had been previously issued to them back to us for cancellation. In September 2006, Messrs. Gertler and Boyd voluntarily surrendered 150,000 and 50,000 shares (post-forward split), respectively, of our Common Stock that had been previously issued to them, back to us for cancellation. In September 2006, Mr. Galda also agreed to surrender 150,000 shares (post-forward split) that had been previously issued to him, although he has not formally executed the documentation to effectuate such surrender but did execute the consent of the board of directors authorizing the acceptance of the surrender and cancellation of such shares.

Except as stated above, we did not use any underwriter or placement agent in the issuance of our Securities and no commissions were paid.

We did not issue any other of our Securities during the previous three year period.

Item 27.  Exhibits.

Exhibit No.   Description
-----------   -----------

     3.1      Certificate of Incorporation*

     3.2      Bylaws*

     3.3      Amendment to Certificate of Incorporation dated August 2, 2006

     5.1      Opinion of Andrew I. Telsey, P.C.

    10.1      Lease dated April 20, 2006 for proposed Barrie facility**

    10.2      Lease dated April 11, 2006 for Toronto offices**

    10.3      Employment Agreement of Gordon Laschinger dated April 12, 2006**

    10.4      Employment Agreement of Ciaran Griffin dated April 21, 2006**

    10.5      Employment Agreement of Steven Reader dated July 17, 2006***

    10.6 Project Development Agreement with Delta-T Corporation, Williamsburg, Virginia dated July 27, 2006

    10.7 Project Development Agreement with Delta-T Corporation, Williamsburg, Virginia dated September 7, 2006

    10.8      Agreement with Parrish & Heimbecker, Limited dated August 18, 2006

    21.1      List of Subsidiaries

    23.1      Consent of Andrew I. Telsey, P.C. (see Exhibit 5.1 hereto)

    23.2      Consent of Raich Ende Malter & Co. LLP


* Filed as an exhibit to the Company's registration statement on Form 10-SB/A, as filed with the Securities and Exchange Commission on November 10, 2005, and incorporated herein by this reference.

** Filed as an exhibit to the Company's Form 10-QSB for the period ended March 31, 2006, as filed with the Securities and Exchange Commission on May 24, 2006, and incorporated herein by this reference.

*** Filed as an exhibit to the Company's Form 8-K, as filed with the Securities and Exchange Commission on August 7, 2006, and incorporated herein by this reference.

Item 28.  Undertakings.

The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

     (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes as such information in the Registration Statement.

     2. That for the purpose of determining any liability under the Securities Act, such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

     4. To file during any period in which we offer or sell securities, a post effective amendment to this registration statement, to reflect in the prospectus any facts or events which, or individually or together, represent a fundamental change in the information in the registration statement.

     5. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer or expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Northern Ethanol, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on October 12, 2006.

                               NORTHERN ETHANOL, INC.

                               By: s/Gordon Laschinger
                                  ----------------------------------------------
                                  Gordon Laschinger, Principal Executive Officer and President

                               By: s/Ciaran Griffin
                                  ----------------------------------------------
                                  Ciaran Griffin, Principal Financial Officer
                                  and Accounting Officer


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gordon Laschinger his attorney-in-fact and agent, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                  Title                     Date
---------                                  -----                     ----

s/Gordon Laschinger               Chief Executive Officer,    October 12, 2006
-----------------------------     President and Director
Gordon Laschinger

s/Andrew I. Telsey                Corporate Secretary         October 12, 2006
-----------------------------     and Director
Andrew I. Telsey


s/Ciaran Griffin                  Chief Financial Officer     October 12, 2006
-----------------------------
Ciaran Griffin

s/Andrew M. Gertler               Director                    October 12, 2006
-----------------------------
Andrew M. Gertler
s/Robert Richards                 Director                    October 12, 2006
-----------------------------
Robert Richards

s/Paul T. Durst                   Director                    October 12, 2006
-----------------------------
Paul T. Durst

s/Frank F. Klees                  Director                    October 12, 2006
-----------------------------
Frank F. Klees

BEACONSFIELD I, INC.
(A DEVELOPMENT STAGE COMPANY)

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                         Page

December 31, 2005 and 2004:
---------------------------

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                  F-1

FINANCIAL STATEMENTS:

         Balance Sheets                                                  F-2
         Statements of Operations                                        F-3
         Statements of Changes in Stockholders' Equity                   F-4
         Statements of Cash Flows                                        F-5
         Notes to Financial Statements                                 F-6-F-8

June 30, 2006 and 2005:
-----------------------

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS:

     Consolidated Balance Sheet                                          F-9
     Consolidated Statement of Operations - 6 months                     F-10
     Consolidated Statements of Operations - 3 months                    F-11
     Consolidated Statement of Stockholders' Equity                      F-12
     Consolidated Statements of Cash Flows - 6 months                  F-13-F-14
     Consolidated Statements of Cash Flows - 3 months                  F-15-F-16
     Notes to Unaudited Consolidated Interim Financial Statements      F-17-F-25

RAICH       90 Merrick Avenue         1375 Broadway          330 Fifth Avenue
ENDE        East Meadow, NY 11554     New York, NY 10018     Suite 1300
MALTER &    516.228.9000              212.944.4433           New York, NY 10001
CO. LLP     516.228.9122 (fax)        212.944.5404 (fax)     212.686.2224
            cpa@rem-co.com                                   212.481.3274 (fax)
--------------------------------------------------------------------------------









             Report of Independent Registered Public Accounting Firm





To the Board of Directors
Beaconsfield I, Inc.
Buffalo, New York

We have audited the accompanying balance sheets of Beaconsfield I, Inc. (a development stage company) as of December 31, 2005 and 2004 and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2005 and the periods November 29, 2004 (inception) through December 31, 2004 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beaconsfield I, Inc. as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the year ended December 31, 2005 and the periods November 29, 2004 (inception) through December 31, 2004 and 2005 in conformity with accounting principles generally accepted in the United States of America.


/s/ Raich Ende Malter & Co. LLP

RAICH ENDE MALTER & CO. LLP
East Meadow, New York
March 29, 2006, except for Note 6, as to which the date is July 5, 2006

BEACONSFIELD I, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS
--------------------------------------------------------------------------------



                                                      December 31,  December 31,
                                                          2005         2004
                                                        --------     --------
ASSETS

CURRENT ASSETS:
 Cash and cash equivalents                              $ 13,390     $ 37,515
 Other current assets                                     10,250        9,500
                                                        --------     --------

     Total current assets                               $ 23,640     $ 47,015
                                                        ========     ========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accrued expenses                                       $  3,098     $    708
 Accounts payable - related party                          2,000           --
                                                        --------     --------
     Total current liabilities                             5,098          708

STOCKHOLDERS' EQUITY:
 Preferred stock, $.0001 par value;
    100,000,000 shares authorized;
    none issued and outstanding                               --           --
 Common stock, $.0001 par value;
    250,000,000 shares authorized;
    101,500,000 shares issued and outstanding             10,150       10,150
 Additional paid-in capital                               39,865       39,865
 Deficit accumulated during the development stage        (31,473)      (3,708)
                                                        --------     --------
                                                          18,542       46,307
                                                        --------     --------

                                                        $ 23,640     $ 47,015
                                                        ========     ========

BEACONSFIELD I, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                For the Periods
                                                       -------------------------------
                                                        November 29,     November 29,
                                         For the           2004              2004
                                        Year Ended     (Inception) to   (Inception) to
                                       December 31,     December 31,      December 31,
                                           2005             2004             2005
                                      -------------    -------------    -------------
REVENUES                              $          --    $          --    $          --

GENERAL AND ADMINISTRATIVE EXPENSES          27,765            3,708           31,473
                                      -------------    -------------    -------------

NET LOSS                              $     (27,765)   $      (3,708)   $     (31,473)
                                      =============    =============    =============

BASIC AND DILUTED LOSS PER SHARE:
                                      $          --    $          --    $          --
                                      =============    =============    =============
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING:                          101,500,000       52,287,880       97,419,600
                                      =============    =============    =============


BEACONSFIELD I, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                    Deficit
                                                                  Accumulated
                                                      Additional   During the       Total
                                 Preferred    Common    Paid-in    Development  Stockholders'
                                   Stock      Stock     Capital      Stage          Equity
                                 ---------   --------   --------    --------       --------
BALANCE:
 November 29, 2004 (Inception)   $      --   $     --   $     --    $     --       $     --

     Issuance of 101,500,000
        shares of common stock          --     10,150     39,865          --         50,015

     Net loss                           --         --         --      (3,708)        (3,708)
                                 ---------   --------   --------    --------       --------

BALANCE:
 December 31, 2004                      --     10,150     39,865      (3,708)        46,307

     Net loss                           --         --         --     (27,765)       (27,765)
                                 ---------   --------   --------    --------       --------

BALANCE:
 December 31, 2005               $      --   $ 10,150   $ 39,865    $(31,473)      $ 18,542
                                 =========   ========   ========    ========       ========


BEACONSFIELD I, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------------

                                                                          For the Periods
                                                                 ------------------------------
                                                                  November 29,    November 29,
                                                      For the         2004            2004
                                                    Year Ended   (Inception) to  (Inception) to
                                                    December 31,   December 31,    December 31,
                                                       2005           2004            2005
                                                     --------       --------        --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                            $(27,765)      $ (3,708)       $(31,473)
 Adjustments to reconcile net loss to net
   cash used in operating activities:
     Changes in operating assets and liabilities:
        Other current assets                             (750)        (9,500)        (10,250)
        Accrued expenses                                2,390            708           3,098
        Accounts payable - related party                2,000             --           2,000
                                                     --------       --------        --------
          Net cash used in operating activities       (24,125)       (12,500)        (36,625)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock                    --         50,015          50,015
                                                     --------       --------        --------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                 (24,125)        37,515          13,390

CASH AND CASH EQUIVALENTS:
 Beginning of period                                   37,515             --              --
                                                     --------       --------        --------

 End of period                                       $ 13,390       $ 37,515        $ 13,390
                                                     ========       ========        ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid for income taxes                          $     --       $    353        $    353
                                                     ========       ========        ========


BEACONSFIELD I, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   ORGANIZATION AND OPERATIONS

     Beaconsfield I, Inc. (the "Company"), located in Buffalo, New York, was incorporated in Delaware on November 29, 2004 for the purpose of engaging in the potential future merger or acquisition of an unidentified target business in accordance with Rule 419 of the Securities Act of 1933 (the
     "Securities Act"). Since its inception, the Company's operations have primarily included raising capital and the performance of certain administrative functions.

     On December 15, 2004, the Company issued 1,500,000 shares of its common stock for a total of $15 in cash in accordance with a Stock Purchase Agreement. Additionally on that date, the Company issued 100,000,000 shares of its common stock in a private offering, pursuant to Section 4(2) of the Securities Act, for a total of $50,000 in cash.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

     Cash and Cash Equivalents - The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

     Income Taxes - Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that the full benefit of the deferred tax assets will not be realized.

     Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses and the disclosure of contingent liabilities. Actual results may differ from these estimates. The accounting estimate that requires management's most difficult and subjective judgment is the recognition and measurement of deferred tax assets and liabilities.

     Loss Per Common Share - Basic loss per share is calculated using the weighted average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any potentially dilutive instruments.

     Fair Value of Financial Instruments - The carrying value of cash and cash equivalents, other current assets, accrued expenses and accounts payable - related party approximates fair value due to the short period of time to maturity.


3.   EQUITY SECURITIES

     Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

     The preferred stock of the Company shall be issued by the Board of Directors of the Company in one or more classes or one or more series within any class, and such classes or series shall have such voting powers, full or limited or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Company may determine, from time-to-time.

BEACONSFIELD I, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

3.   EQUITY SECURITIES (Continued)

     Holders of shares of stock of any class shall not be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

4.   INCOME TAXES

     The provision for (benefit from) income taxes consists of the following for the year ended December 31, 2005 and the periods November 29, 2004 (inception) to December 31, 2004 and November 29, 2004 (inception) to December 31, 2005:

                               For the Year   For the Periods November 29, 2004
                                              ---------------------------------
                                  Ended      (Inception)  to  (Inception)  to
                               December  31,   December  31,   December  31,
                                   2005             2004            2005
                               -----------     -------------   -------------
       Current:
          State minimum tax    $         -     $         355   $         355
       Deferred:
          State                        200              (200)              -
          Federal                   (4,200)             (500)         (4,700)
          Valuation allowance        4,000               700           4,700
                               -----------     -------------   -------------
                               $         -     $         355   $         355
                               ===========     =============   =============

     The Company has approximately $4,700 and $700 in gross deferred tax assets at December 31, 2005 and 2004, respectively, resulting from net operating loss carryforwards. A valuation allowance has been recorded to fully offset these deferred tax assets because the future realization of the related income tax benefits is uncertain. At December 31, 2005, the Company has federal net operating loss carryforwards of approximately $31,000 available to offset future taxable income through 2025.

     The difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to loss before income taxes is as follows (in percentages):

                                               For the Year For the Periods November 29, 2004
                                                            ---------------------------------
                                                   Ended      (Inception) to (Inception) to
                                                December 31,    December 31,  December 31,
                                                    2005           2004          2005
                                                ------------  -------------- --------------
         Statutory federal income tax rate         (34)%           (34)%         (34)%
         State taxes, net of federal benefits       (5)%            (5)%          (5)%
         Valuation allowance                        39%             28%           38%
                                                ------------  -------------- --------------
                  Income tax rate                    0%            (11)%          (1)%
                                                ============  ============== ==============

BEACONSFIELD I, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.   RELATED PARTY TRANSACTIONS

     Accounts payable - related party represents amounts paid on behalf of the Company by Corsair Advisors, Inc., an entity owned by a stockholder. The amount was subsequently paid in January 2006. Additionally, the Company utilizes the office space and equipment of a stockholder at no cost. Management estimates such amounts to be immaterial.


6.   SUBSEQUENT EVENT

     Effective July 3, 2006, the Company's shareholders approved an increase in the authorized capital stock of the Company from 80,000,000 shares of $0.0001 par value stock to 350,000,000 shares of authorized capital stock, consisting of 250,000,000 shares of Common Stock having a par value of $0.0001 per share, and 100,000,000 shares of Preferred Stock, having a par value of $0.0001 per share.

     On July 5, 2006, the board of directors approved a ten for one forward stock split with respect to the Company's common stock pursuant to which the Company issued ten shares of common stock for every one share then issued and outstanding. All share and per share data give retrospective effect to the stock split.

--------------------------------------------------------------------------------
                                                          Northern Ethanol, Inc.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                                 (Formerly BEACONSFIELD I, INC.)

                                                     Consolidated Balance Sheets



   As at:                                             June 30, 2006     December 31, 2005
                                                         (Unaudited)            (Audited)
-----------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                            $     101,479         $     13,390
Accounts receivable                                         33,659                    -
Deposits                                                   750,000                    -
Prepaid expenses                                           273,930               10,250
                                                     -------------         ------------
    Total current assets                                 1,159,068               23,640

Property and equipment  (note 3)                           155,011                    -
Capital lease  (note 7)                                 16,761,565                    -
                                                     -------------         ------------
                                                     $  18,075,644         $     23,640
                                                     =============         ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                      $     72,334          $         0
Accounts payable - related party                                 0                2,000
Accrued expenses                                             6,698                3,098
                                                     -------------         ------------
    Total current liabilities                               79,032                5,098

Obligation under capital lease  (note 7)                16,761,565                    -
                                                     -------------         ------------
                                                        16,840,597                5,098
                                                     -------------         ------------
STOCKHOLDERS' EQUITY:
Preferred stock, $.0001 par value;
   100,000,000 shares authorized;
   none issued and outstanding (note 6)                          -                    -
Common stock, $.0001 par value;
  250,000,000 shares authorized; 100,700,000
  and 101,500,000 shares issued and outstanding
  as of June 30, 2006 and December 31, 2005,
  respectively (note 6)                                     10,070               10,150
Additional paid-in capital  (note 6)                     2,197,324               39,865
Deficit accumulated during the development stage          (967,875)             (31,473)
Accumulated other comprehensive income (loss)               (4,472)                   -
                                                     -------------         ------------
                                                         1,235,047               18,542
                                                     -------------         ------------
                                                    $   18,075,644           $   23,640
                                                     =============         ============

        See notes to unaudited consolidated interim financial statements

--------------------------------------------------------------------------------
                                                          Northern Ethanol, Inc.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                                 (Formerly BEACONSFIELD I, INC.)

                                           Consolidated Statements of Operations
                                                                     (Unaudited)

--------------------------------------------------------------------------------

                                            Six Months ended June 30      Nov 29, 2004
                                          ---------------------------     (Inception)
                                              2006            2005      to June 30, 2006
                                          -----------     -----------    ----------------
REVENUES                                  $        --     $        --    $             --

 COST OF GOODS SOLD                                --              --                  --
                                          -----------     -----------    ----------------
                       GROSS MARGIN                --              --                  --

OPERATING EXPENSES
     Salaries and benefits  (note 5)          755,352              --             755,352
     General and administrative               161,858           5,279             193,331
     Occupancy costs                           13,905              --              13,905
                                          -----------     -----------    ----------------
                                              931,115           5,279             962,588

Depreciation                                    5,287              --               5,287
                                          -----------     -----------    ----------------
NET LOSS                                  $   936,402     $     5,279    $        967,875
                                          ===========     ===========    ================


BASIC AND DILUTED LOSS PER SHARE          $     (0.01)    $     (0.00)
                                          ===========     ===========
WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING                        101,097,790     101,500,000
                                          ===========     ===========







        See notes to unaudited consolidated interim financial statements

--------------------------------------------------------------------------------
                                                          Northern Ethanol, Inc.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                                 (Formerly BEACONSFIELD I, INC.)

                                           Consolidated Statements of Operations
                                                                     (Unaudited)

--------------------------------------------------------------------------------


                                     Three Months ended June 30    Nov 29, 2004
                                      ------------------------      (Inception)
                                           2006        2005      to June 30, 2006
                                      -----------  -----------   ----------------
REVENUES                              $         -  $         -   $              -

 COST OF GOODS SOLD                             -            -                  -
                                      -----------  -----------   ----------------
                       GROSS MARGIN             -            -                  -

OPERATING EXPENSES
     Salaries and benefits  (note 5)      755,352            -            755,352
     General and administrative           152,410        2,500            193,331
     Occupancy costs                       13,905            -             13,905

                                      -----------  -----------   ----------------
                                          921,667        2,500            962,588

Depreciation                                5,287            -              5,287

                                      -----------  -----------   ----------------
NET LOSS                              $   926,954  $     2,500   $        967,875
                                      ===========  ===========   ================

BASIC AND DILUTED LOSS PER SHARE      $     (0.01) $     (0.00)
                                      ===========  ===========

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING                    100,700,000  101,500,000
                                      ===========  ===========






        See notes to unaudited consolidated interim financial statements

-------------------------------------------------------------------------------------------------------------------
                                                                                             Northern Ethanol, Inc.
                                                                                      (A DEVELOPMENT STAGE COMPANY)
                                                                                    (Formerly BEACONSFIELD I, INC.)

                                                                     Consolidated Statement of Stockholders' Equity
                                                                                                        (Unaudited)

-------------------------------------------------------------------------------------------------------------------

                                       Common Stock                                              Accumulated
                              ------------------------------     Additional                         Other
                                                                   Paid-in       Accumulated    Comprehensive
                                  Shares           Amount          Capital         Deficit       Income (Loss)        Total
                              -------------    -------------    -------------   -------------    -------------    -------------
Inception, November 29,                  --    $          --    $          --   $          --    $          --    $          --
  Stock issued for cash        101, 500,000           10,150           39,865              --               --           50,015
Net loss for the period
November 29, 2004
(Inception)  to December                 --               --               --          (3,708)              --           (3,708)
31, 2004
                              -------------    -------------    -------------   -------------    -------------    -------------
Balances, December 31, 2004     101,500,000           10,150           39,865          (3,708)              --           46,307

Net loss for the year ended              --               --               --         (27,765)              --          (27,765)
December 31, 2005
                              -------------    -------------    -------------   -------------    -------------    -------------
Balances, December 31, 2005     101,500,000          10, 150           39,865         (31,473)              --           18,542

Shares cancelled  (note 6)         (800,000)             (80)              80              --               --               --
Options issued for services              --               --          657,379              --               --          657,379
Proceeds of sales under
unit subscription
agreements, net of fees                  --               --        1,500,000              --               --        1,500,000
Cumulative translation                   --               --               --              --           (4,472)          (4,472)
adjustment
Net (loss) for the six
months ended June 30, 2006               --               --               --        (936,402)              --         (936,402)
(unaudited)
                              -------------    -------------    -------------   -------------    -------------    -------------
Balances, June 30, 2006         100,700,000    $      10,070    $   2,197,324   $    (967,875)   $      (4,472)   $   1,235,047
(unaudited)                   =============    =============    =============   =============    =============    =============








        See notes to unaudited consolidated interim financial statements

--------------------------------------------------------------------------------
                                                          Northern Ethanol, Inc.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                                 (Formerly BEACONSFIELD I, INC.)

                                                        Statements of Cash Flows
                                                                     (Unaudited)
--------------------------------------------------------------------------------
                                                                         Six Months           Nov 29, 2004
                                                                       Ended June 30           (Inception)
                                                                 --------------------------     to June 30
                                                                     2006          2005            2006
                                                                 -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)                                                       $  (936,402)   $    (5,279)   $  (967,875)

Items not involving cash:
       Depreciation                                                    5,287             --          5,287
       Stock-based compensation                                      657,379             --        657,379

Changes in non-cash working capital balances:
       Accounts receivable                                           (33,659)            --        (33,659)
       Deposits                                                     (750,000)            --       (750,000)
       Prepaid expenses                                             (263,680)            --       (263,680)
       Accounts payable                                               70,334             --         72,334
       Accrued liabilities                                             3,600            (94)         6,698
       Other                                                          (4,472)         4,641        (14,722)
                                                                 -----------    -----------    -----------

Net cash (used in) provided by operating activities               (1,251,613)          (732)    (1,288,238)

CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from issuance of common stock                             --             --         50,015
       Unit subscriptions, received in advance,
       (net of fees)                                               1,500,000             --      1,500,000
                                                                 -----------    -----------    -----------
Net cash (used in) provided
by financing activities                                            1,500,000             --      1,550,015









        See notes to unaudited consolidated interim financial statements

--------------------------------------------------------------------------------
                                                          Northern Ethanol, Inc.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                                 (Formerly BEACONSFIELD I, INC.)

                                                        Statements of Cash Flows
                                                                     (Unaudited)
--------------------------------------------------------------------------------
                                                                           Six Months              Nov 29, 2004
                                                                          Ended June 30             (Inception)
                                                                   ----------------------------     to June 30
                                                                        2006            2005           2006
                                                                   ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchase) of capital assets                                           (160,298)             --        (160,298)
                                                                   ------------    ------------    ------------
Net cash (used in) provided
by investing activities                                                (160,298)             --        (160,298)
                                                                   ------------    ------------    ------------

NET (DECREASE) INCREASE IN CASH
AND CASH EQUIVALENTS                                                     88,089            (732)        101,479

CASH AND CASH EQUIVALENTS:
Beginning of period                                                      13,390          37,515              --
                                                                   ------------    ------------    ------------
End of period                                                      $    101,479    $     36,783    $    101,479
                                                                   ============    ============    ============

SUPPLEMENTAL CASH FLOW
 INFORMATION
         Assets  acquired  under capital lease                     $ 16,761,565    $         --    $ 16,761,565
         Cash paid for income taxes                                          --              --             353











        See notes to unaudited consolidated interim financial statements

--------------------------------------------------------------------------------
                                                          Northern Ethanol, Inc.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                                 (Formerly BEACONSFIELD I, INC.)

                                                        Statements of Cash Flows
                                                                     (Unaudited)
--------------------------------------------------------------------------------
                                                                 Three Months          Nov 29, 2004
                                                                Ended June 30          (Inception)
                                                         --------------------------     to June 30
                                                             2006           2005           2006
                                                         -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)                                               $  (926,954)   $    (2,500)   $  (967,875)

Items not involving cash:
       Depreciation                                            5,287             --          5,287
       Stock-based compensation                              657,379             --        657,379

Changes in non-cash working capital balances:
       Accounts receivable                                   (33,659)            --        (33,659)
       Deposits                                             (750,000)            --       (750,000)
       Prepaid expenses                                     (266,805)            --       (263,680)
       Accounts payable                                       72,334             --         72,334
       Accrued liabilities                                        --           (353)         6,698
       Other                                                  (4,472)         2,141        (14,722)
                                                         -----------    -----------    -----------

Net cash (used in) provided by operating activities       (1,246,890)          (712)    (1,288,238)

CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from issuance of common stock                     --             --         50,015
       Unit subscriptions, received in advance,
       (net of fees)                                       1,500,000             --      1,500,000
                                                         -----------    -----------    -----------
Net cash (used in) provided
by financing activities                                    1,500,000             --      1,550,015



        See notes to unaudited consolidated interim financial statements

--------------------------------------------------------------------------------
                                                          Northern Ethanol, Inc.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                                 (Formerly BEACONSFIELD I, INC.)

                                                        Statements of Cash Flows
                                                                     (Unaudited)
--------------------------------------------------------------------------------
                                                      Three Months             Nov 29, 2004
                                                      Ended June 30             (Inception)
                                               ----------------------------     to June 30
                                                   2006             2005           2006
                                               ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchase) of capital assets                       (160,298)             --        (160,298)

                                               ------------    ------------    ------------
Net cash (used in) provided
by investing activities                            (160,298)             --        (160,298)
                                               ------------    ------------    ------------

NET (DECREASE) INCREASE IN CASH
AND CASH EQUIVALENTS                                 92,812            (712)        101,479

CASH AND CASH EQUIVALENTS:
Beginning of period                                   8,667          37,495              --

                                               ------------    ------------    ------------
End of period                                  $    101,479    $     36,783    $    101,479
                                               ============    ============    ============

SUPPLEMENTAL CASH FLOW
 INFORMATION
         Assets acquired under capital lease   $ 16,761,565    $         --    $ 16,761,565
         Cash paid for income taxes                      --              --             353












        See notes to unaudited consolidated interim financial statements

NORTHERN ETHANOL, INC.
(A DEVELOPMENT STAGE COMPANY)
(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.   ORGANIZATION AND OPERATIONS

     Beaconsfield I, Inc. (the "Company"), a development stage company, located in Toronto, Canada, was incorporated in Delaware on November 29, 2004 for the purpose of engaging in the potential future merger or acquisition of an unidentified target business. Since its inception, the Company's operations have primarily included raising capital and the performance of certain administrative functions.

     On December 15, 2004, the Company issued 150,000 shares (pre-forward split) of its common stock for a total of $15 in cash in accordance with a Stock Purchase Agreement. Additionally on that date, the Company issued 10,000,000 shares (pre-forward split) of its common stock, for a total of $50,000 in cash.

     On April 6, 2006, the Company incorporated Northern Ethanol, Inc., a 100% owned subsidiary under the laws of the State of Delaware. Effective May 3, 2006, the Company merged with this subsidiary, and was the surviving entity. As permitted by Delaware law, the Company has adopted Northern Ethanol, Inc. as its corporate name on May 3, 2006. On April 11, 2006, the Company incorporated two 100% owned Canadian subsidiaries, Northern Ethanol (Canada) Inc. and Northern Ethanol (Barrie) Inc.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INTERIM FINANCIAL STATEMENTS
     The accompanying consolidated interim financial statements of the Company as of June 30, 2006, and for the three-month and six-month periods ended June 30, 2006 and 2005 and for the period from November 29, 2004
     (Inception) to June 30, 2006 have been prepared in accordance with accounting principles generally accepted for interim financial statement presentation and in accordance with the rules and regulations of the United States Securities and Exchange Commission for small business issuers. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation. In the opinion of management, all adjustments necessary for a fair statement of the results of operations and financial position for the interim period presented have been included. All such adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of the results to be expected for a full year. This financial information should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-KSB for the year ended December 31, 2005.

     Basis of preparation
     These unaudited interim consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and accordingly will be able to realize its assets and discharge its liabilities in the normal course of operations. Since the beginning of 2006, the Company has concentrated on activities that will enable it to acquire facilities to produce ethanol. It has had no net earnings, minimal revenue and negative operating cash flows, and has financed its activities through the issuance of shares and capital lease arrangements. The Company's ability to continue as a going concern is dependent on obtaining additional investment capital and the achievement of profitable operations. There can be no assurance that the Company will be successful in increasing revenue or raising additional investment capital to generate sufficient cash flows to continue as a going concern. These unaudited interim consolidated financial statements do not reflect the adjustments that might be necessary to the carrying amount of reported assets, liabilities and revenue and expenses and the balance sheet classification used if the Company were unable to continue operation in accordance with this assumption.

     Certain items in the comparative statements have been reclassified to be consistent with the presentation in the current year.

NORTHERN ETHANOL, INC.
(A DEVELOPMENT STAGE COMPANY)
(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     Cash and cash equivalents - The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

     Leases - The Company follows the guidance in SFAS No 13 "Accounting for Leases", which requires the Company to evaluate the leases it signs to determine whether they represent operating or capital leases at the inception of the lease.

     Capital Leases - The fair value of the land acquired at the Barrie site is less than 25% of the fair value of the leased property and was therefore considered with the building as one lease when determining that the lease should be classified as a capital lease. The assets acquired at the Barrie site cannot currently be used to carry out the business of the Company without extensive renovation and construction activities. As such, management considers that they are not available for their intended use. Specifically, management expects to make substantial renovations to portions of the existing building to provide the space needed to construct the ethanol processing facility. The portion of the building that will eventually serve as the administrative offices requires extensive renovation in order to bring it up to an appropriate standard for occupation. Management's initial examination of the infrastructure items has indicated that substantial additional expenditures will be required to ensure that the rail lines are serviceable, and in the correct locations, and that the gas and water lines can be expanded to provide the required capacity for the plant operations. Before commencing demolition and construction activities, we will use the findings of an engineering study that will be performed, with detailed recommendations on the usefulness of the individual assets. Depreciation of capital assets will commence once they are determined to be available for their intended use. The assets will be depreciated over the lesser of their useful life or the remaining lease term.

     Impariment of long-lived assets - Long lived assets are reviewed for impairment at least annually or whenever events or changes in circumstance indicate that the carrying amount of the asset may not be recoverable.
     Recoverability is measured by a comparison of the carrying amount of an asset to estimated undiscounted cash flows expected to be generated by the long lived asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount that the carrying amount exceeds the fair value of the particular assets.

     Stock based compensation - Effective January 1, 2006, the Company adopted Financial Accounting Standards Board (FASB) Statement of Financial
     Accounting Standard (SFAS) No. 123R, "Share Based Payment". SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost is measured based on the fair value of the equity or liability instruments issued.

     Foreign currency translation - The Company has determined that the functional currency of its Canadian subsidiaries is the Canadian dollar. All transactions initiated in Canadian dollars are translated into U.S. dollars in accordance with SFAS No. 52 "Foreign Currency Translation" as follows:

          (i) Assets and liabilities at the rate of exchange in effect at the balance sheet date; and

          (ii) Revenue and expense items at the average rate of exchange prevailing during the period Adjustments arising from such translations are deferred until realization and are included as a separate component of stockholders' equity (deficiency) as a component of comprehensive income or loss. Therefore, translation adjustments are not included in determining net income (loss) but are reported as a component of other comprehensive income (loss).

NORTHERN ETHANOL, INC.
(A DEVELOPMENT STAGE COMPANY)
(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The Company translates foreign currency transactions into the Company's functional currency at the exchange rate effective on the invoice date. If the exchange rate changes between the time of purchase and the time actual payment is made, a foreign exchange transaction gain or loss results which is included in determining net income for the period.

     Income taxes - Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that the full benefit of the deferred tax assets will not be realized.

     Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses and the disclosure of contingent liabilities. Actual results may differ from these estimates

     Earnings (loss) per common share - The Company computes net loss per common share using SFAS No. 128 "Earnings Per Share." Basic loss per common share is computed based on the weighted average number of shares outstanding for the period. Diluted loss per share is computed by dividing net loss by the weighted average common shares outstanding assuming all dilutive potential common shares were issued.

     Fair value of financial instruments - The carrying value of cash and cash equivalents, other current assets, accrued expenses and accounts payable approximates fair value due to the short period of time to maturity.

     Property and equipment - Computer and furniture and equipment are recorded at cost and depreciated on a straight-line basis over their useful life.

     Leasehold improvements are capitalized at cost and amortized on a straight line basis over the term of the lease.

     Depreciation and amortization commences at the time when the assets are substantially being used in operations.

NORTHERN ETHANOL, INC.
(A DEVELOPMENT STAGE COMPANY)
(Formerly BEACONSFIELD I, INC.)


NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


3.   Property and equipment

     ---------------------------------------------------------------------------
                                                       Accumulated    Net book
       June 30, 2006                           Cost    depreciation     value
     ---------------------------------------------------------------------------

       Computer equipment and software      $  29,582    $  2,417     $  27,165
       Furniture and equipment                116,982       2,870       114,112
       Leasehold improvements                  13,734           -        13,734
                                            ------------------------------------
                                            $ 160,298    $  5,287     $ 155,011
     ---------------------------------------------------------------------------

                                                       Accumulated    Net book
       December 31, 2005                       Cost    depreciation     value
     ---------------------------------------------------------------------------

       Computer equipment and software      $       -    $      -     $       -
       Furniture and equipment                      -           -             -
       Leasehold improvements                       -           -             -
                                            ------------------------------------
                                            $       -    $      -     $       -

     ---------------------------------------------------------------------------


4.   RELATED PARTY TRANSACTIONS

     During the six months ended June 30, 2006, the Company repaid Corsair Advisors, Inc., an entity owned by a stockholder, for advances it had made on behalf of the Company prior to December 31, 2005. Additionally, the Company utilized the office space and equipment of a stockholder at no cost, until April 2006, when the Company entered into a lease for office space, as further discussed in Note 7.

     Also during April 2006, the Company, through a Canadian subsidiary, entered into a lease for property to be used as an ethanol processing facility, as further discussed in Note 7. These leases were entered into with an entity affiliated with a stockholder of the Company.

NORTHERN ETHANOL, INC.
(A DEVELOPMENT STAGE COMPANY)
(Formerly BEACONSFIELD I, INC.)


NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.   Stock Options

     On April 12, 2006, pursuant to an employment agreement, the Company granted options to purchase an aggregate of 2,000,000 shares of the Company's common stock at an exercise price equal to $1.00, to its Chief Executive Officer. The options vest in equal amounts each quarter over 2 years. The options expire 5 years following the date of grant.

     On April 21, 2006, pursuant to an employment agreement, the Company granted options to purchase an aggregate of 500,000 shares of the Company's common stock at an exercise price equal to $1.00, to its Chief Financial Officer. The options vest in equal amounts each quarter over 2 years. The options expire five years following the date of grant.

     On May 1, 2006 and on June 8, 2006, the Company awarded options to purchase an aggregate of 224,000 shares of the Company's common stock at an exercise price equal to $1.00, to certain new employees. The options vest in equal amounts each quarter over two years. The options expire five years following the date of grant.

     The fair value of each option granted was estimated on the date of the grant using the Black-Scholes fair value option pricing model with the following assumptions:

     ---------------------------------------------------------------------------
                                                                  2006
     ---------------------------------------------------------------------------

     Risk Free Rate interest rate                             4.02 - 5.2%

     Volatility factor of the future expected market price      86.56%
     of the Company's common shares

     Weighted average expected life in years                      5.0

     Expected dividends                                          None

     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------

     The fair value of the options granted as determined above was $1,770,268, of which $1,274,042 will be expensed in fiscal 2006. Of this amount, $657,379 was expensed during the three months ended June 30, 2006.

NORTHERN ETHANOL, INC.
(A DEVELOPMENT STAGE COMPANY)
(Formerly BEACONSFIELD I, INC.)


NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.   Capital Stock

     Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors.

     The preferred stock of the Company shall be issued by the Board of Directors of the Company in one or more classes or one or more series within any class, and such classes or series shall have such voting powers, full or limited or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Company may determine, from time-to-time.

     Holders of shares of stock of any class shall not be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

     a) During the quarter ended June 30, 2006, the Company has received gross proceeds of $1,700,000 under the terms of a unit subscription agreement which provides for the purchase of one share of common stock for $1.00. Cost of issuance related to raising these funds amounted to $200,000. As at June 30, 2006, 1,700,000 shares of the Company's common stock are issuable under the terms of this agreement. The Company is authorized to issue, to accredited investors only, up to 5,000,000 shares of common stock under the terms of the Unit Subscription agreement. Sales of units of the Company's stock under these agreements will continue during the third quarter.

     b) On April 1, 2006, shares certain founding shareholders of the Company, each owing 50,000 shares of the Common Stock of the Company, agreed to surrender a portion of their stock ownership to the Company for cancellation. In total, 80,000 shares were surrendered.

     c) Effective July 3, 2006, the Company's shareholders approved an increase in the authorized capital stock of the Company from 80,000,000 shares of $0.0001 par value stock to 350,000,000 shares of authorized capital stock, consisting of 250,000,000 shares of Common Stock having a par value of $0.0001 per share, and 100,000,000 shares of Preferred Stock, having a par value of $0.0001 per share.

     d) On July 5, 2006, the Company effected a 10 for one forward stock split of its common stock to holders of record on that date. Throughout this report, common stock amounts have been adjusted to reflect this change on a retroactive basis.

NORTHERN ETHANOL, INC.
(A DEVELOPMENT STAGE COMPANY)
(Formerly BEACONSFIELD I, INC.)


NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


7.   LEASE AGREEMENTS

     At April 20, 2006, the Company entered into a lease agreement through its wholly owned subsidiary, Northern Ethanol (Barrie) Inc, for a 25 year lease, with two ten year optional renewal periods, on an industrial property located in Barrie, Ontario, Canada, (the "Barrie Lease"), on which it intends to construct an ethanol processing facility. The Company also entered into a five year lease on April 20, 2006 through its wholly owned subsidiary, Northern Ethanol (Canada) Inc., for office premises located in Toronto, Ontario, Canada to be used for its head office (the "Head Office Lease"). The Company has analyzed these leases and determined that the terms of the property lease at the Barrie industrial location require it to be accounted for as a capital lease. The Company determined the value of the capital lease acquired, by calculating the present value of the lease payments over the 25 year term of the lease, discounted at 12% per annum. The terms of the office lease at the Toronto location require it to be accounted for as an operating lease.

     As the Barrie location was acquired for the purposes of constructing an ethanol processing facility, and the plant is not yet operational, no amortization or interest expense related to this lease is reflected in the income statement. The interest during the construction period will be capitalized.

     The terms of the leases require the following minimum payments:

     Fiscal Year           Barrie Lease    Head Office Lease            Total
         2006                 $ 338,948            $  80,631          $ 419,579
         2007                 2,033,686              161,261          2,194,947
         2008                 2,033,686              161.261          2,194,947
         2009                 2,033,686              161,261          2,194,947
         2010                 2,033,686              161,261          2,194,947
     Thereafter              48,673,826               67,192         48,741,018
                         -------------------------------------------------------
                            $57,147,518            $ 792,867        $57,940,385

     The lease payments are due on a monthly basis starting in November 2006. Upon commissioning of the ethanol facility at the Barrie location, the value of the capital lease asset will be amortized on a straight line basis over the period remaining in the 25 year term. The interest expense implicit in the capital lease obligation will be recognized at the 12% rate implicit in the lease, and will be calculated on a monthly basis on the balance outstanding at each month end. Since the leases are in Canadian dollars, the actual amortization and interest expense reflected in the account will vary as the exchange rate changes.

     The lease provides for two renewal periods of ten years under the same terms and conditions, at the market rates for similar properties in the area at the time of renewal. The lease requires total payments of $57,147,518 over 25 years, of which $40,385,953 is interest, and $16,761,565 is the repayment of the capital lease amount. The capital lease will be paid down by $15,111 as a result of monthly lease payments that will be made over the next year.

NORTHERN ETHANOL, INC.
(A DEVELOPMENT STAGE COMPANY)
(Formerly BEACONSFIELD I, INC.)


NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.   INCOME TAXES

     The Company has approximately $100,000 in tax assets at June 30, 2006 resulting from start-up costs. A valuation allowance has been recorded to fully offset these tax assets because the future realization of the related income tax benefits is uncertain. The change in the valuation allowance from December 31, 2005 to June 30, 2006 amounted to approximately $94,000.

9.   SUBSEQUENT EVENTS

     a) On July 15, 2006, pursuant to an employment agreement, the Company granted options to purchase an aggregate of 300,000 shares of the Company's common stock at an exercise price equal to $1.00, to its Chief Operating Officer. The options will vest in equal amounts each quarter over the next two years. The options expire 5 years following the date of grant.

     The fair value of each option granted was estimated on the date of the grant using the Black-Scholes fair value option pricing model with the following assumptions:

     ------------------------------------------------------------------
                                                                2006
     ------------------------------------------------------------------

     Risk Free Rate interest rate                            5.1 - 5.2%

     Volatility factor of the future expected market price     86.56%
     of the Company's common shares

     Weighted average expected life in years                     5.0

     Expected dividends                                         None

     ------------------------------------------------------------------

     ------------------------------------------------------------------

     The fair value of the options granted as determined above was $180,649, of which $95,578 will be expensed in fiscal 2006.

     (b) Subsequent to the quarter end, the Company has received an additional $351,500 under the terms of a unit subscription agreement which provides for the purchase of one share of common stock for $1.00. As at August 7, 2006, 351,500 shares of the Company's common stock are issuable under the terms of this agreement. The Company is authorized to issue to accredited investors only up to 5,000,000 shares of common stock under the terms of the Unit Subscription agreement. Sales of units of the Company's stock under these agreements will continue during the third quarter.

     (c) Effective July 24, 2006, the Company entered into a Project Development Agreement with Delta-T Corporation, of Williamsburg, Virginia, ("Delta"), wherein Delta shall provide the Company with professional advice, business and technical information, design and engineering and related services in order to assist the Company in assembling all of the information, permits, agreements and resources necessary for construction of an ethanol plant having the capacity to produce 100 million gallons per year in Barrie, Ontario, Canada (the "Plant"). The Company paid Delta the sum of $100,000 for their services.

NORTHERN ETHANOL, INC.
(A DEVELOPMENT STAGE COMPANY)
(Formerly BEACONSFIELD I, INC.)

NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The Agreement provides for Delta to assist the Company in the development and analysis of the feasibility of the Plant, including location, operating costs, Plant specifications, compliance with environmental issues, product marketing, industry economics, technical and other assistance. The relationship between Delta and the Company is deemed exclusive during the term of the Agreement and anticipates that the parties shall enter into a definitive, turnkey, engineering, procurement and construction agreement for the entire Plant. The Company has granted Delta a right of first refusal in this regard. The term of the Agreement is five years.